 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-266961
PROSPECTUS/OFFERS TO EXCHANGE
CHESAPEAKE ENERGY CORPORATION
Offers to Exchange Class A Warrants, Class B Warrants, and Class C Warrants to Acquire Shares of Common Stock
of
Chesapeake Energy Corporation
for
Shares of Common Stock of Chesapeake Energy Corporation
THE OFFER PERIODS (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON OCTOBER 7, 2022, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.
Terms of the Offers
Until the applicable Expiration Date (as defined below), we are offering to the holders of all of our outstanding Class A warrants (the “Class A warrants”), Class B warrants (the “Class B warrants”), and Class C warrants (the “Class C warrants,” and together with the Class A warrants and Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share (“Common Stock”), of Chesapeake Energy Corporation (the “Company”), to exchange their warrants for the applicable consideration described below (each an “Offer” and collectively the “Offers”).
The consideration being offered to warrantholders in the Offers is as follows:
•
with respect to Class A warrants to be exchanged by an exchanging holder, the consideration offered is the Class A Exchange Consideration (as defined below);

•
with respect to Class B warrants to be exchanged by an exchanging holder, the consideration offered is the Class B Exchange Consideration (as defined below); and

•
with respect to Class C warrants to be exchanged by an exchanging holder, the consideration offered is the Class C Exchange Consideration (as defined below).

“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b) the sum of the Class A Daily Share Amounts for each day in the Observation Period for such Class A warrants (which as of the date hereof is 0.8636); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class B warrants to be exchanged by such exchanging holder; and (b) the sum of the Class B Daily Share Amounts for each day in the Observation Period for such Class B warrants (which as of the date hereof is 0.8224); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) the sum of the Class C Daily Share Amounts for each day in the Observation Period for such Class C warrants (which as of the date hereof is 0.7890); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
For the avoidance of doubt, if a holder exchanges more than one (1) warrant of a particular series in the applicable Offer, then the consideration due in respect of such exchange of such series of warrants will (in the case of any warrants held through Depository Trust Company (“DTC”), to the extent permitted by, and practicable under, DTC’s procedures) be computed based on the total number of warrants of such series exchanged by such holder.
The Offers are being made to all holders of our publicly traded Class A warrants (the “Class A Warrants Offer”), Class B warrants (the “Class B Warrants Offer”), and Class C warrants (the “Class C Warrants Offer”) that were originally issued upon our emergence from Chapter 11 Bankruptcy on February 9, 2021. Currently, each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share. As of August 17, 2022, there were 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.
Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on The Nasdaq Stock Market LLC (“NASDAQ”) under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively. The Class A warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class A Warrant Agreement”), between the Company and Equiniti Trust Company, as warrant agent (the “Warrant Agent”); the Class B warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class B Warrant Agreement”), between the Company and the Warrant Agent; and the Class C warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class C Warrant Agreement,” and together with the Class A Warrant Agreement and Class B Warrant Agreement, the “Warrant Agreements”), between the Company and the Warrant Agent.
No fractional shares of Common Stock will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. Our obligation to complete the Offers are not conditioned on the receipt of a minimum number of tendered warrants. None of the Offers is conditioned on the completion of any other Offer.
Parties representing 31.31%, 40.52% and 33.56% of the outstanding Class A warrants, Class B warrants and Class C warrants, respectively, have agreed to tender their warrants in the Offers, pursuant to tender and support agreements (the “Tender and Support Agreements”). For additional detail regarding the Tender and Support Agreements, see “Market Information, Dividends and Related Shareholder Matters —  Transactions and Agreements Concerning Our Securities — Tender and Support Agreements.”
Each Offer is made solely upon the terms and conditions in this Prospectus/Offers to Exchange and in the related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”). Each Offer will be open until 11:59 p.m., New York City time, on October 7, 2022, or such later time and date to which we may extend (the period during which an Offer is open, giving effect to any withdrawal or extension, is referred to as an “Offer Period,” and the date and time at which an Offer Period ends is referred to as an “Expiration Date”). The Offers are not being made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.
We may withdraw an Offer only if the conditions to such Offer are not satisfied or waived prior to the applicable Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders.
You may tender some or all of your warrants in the Offers. If you elect to tender warrants in response to the Offers, please follow the instructions in this Prospectus/Offers to Exchange and the related documents, including the Letter of Transmittal. In addition, tendered warrants that are not accepted by us for exchange by October 17, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
Warrants not exchanged for the applicable exchange consideration pursuant to the Offers will remain outstanding subject to their current terms. We reserve the right in the future to repurchase any of the warrants, as applicable, at prices or terms different than what is offered in the Offers, subject to applicable law.
The Offers are conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the warrants pursuant to the Offers. This Prospectus/Offers to Exchange forms a part of the registration statement.
Our board of directors (our “Board”) has approved the Offers. However, neither we nor any of our management, our Board, or the information agent, the exchange agent or any of the dealer managers for the Offers are making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offers. Each holder of the warrants must make its own decision as to whether to exchange some or all of its warrants.
Throughout the Offers, indicative figures for the Class A Exchange Consideration, the Class B Exchange Consideration, and the Class C Exchange Consideration were available at http://www.dfking.com/CHK and from the information agent, which may be contacted at one of its telephone numbers listed below. We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration promptly after the close of trading on NASDAQ on Friday, October 7, 2022 (as such date may be extended, the “Pricing Date”). We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration at or around 5:00 p.m., New York City time, on the Pricing Date. Details regarding the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration are available at http://www.dfking.com/CHK and from the information agent.
All questions concerning the terms of the Offers should be directed to the dealer managers:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: Mahir Chadha
Telephone: (212) 723-7914
Cowen and Company, LLC
599 Lexington Avenue
New York, New York 10022
Attention: General Counsel
Telephone: (646) 562-1010
Intrepid Partners, LLC
1201 Louisiana Street, Suite 600
Houston, Texas 77002
Attention: Chief Operating Officer
Telephone: (713) 292-0863
All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offers to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders, Banks and Brokers
Call: 1 (212) 269-5550
Call Toll-Free: 1 (877) 732-3617
Email: chk@dfking.com
We will amend our offering materials, including this Prospectus/Offers to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to warrant holders.
The settlement date for all warrants duly tendered for exchange in the Offers is expected to occur on October 11, 2022, which is the second Business Day following the Expiration Date.
The securities offered by this Prospectus/Offers to Exchange involve risks. Before participating in any of the Offers, you are urged to read carefully the section entitled “Risk Factors” beginning on page 15 of this Prospectus/Offers to Exchange.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offers to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
The dealer managers for the Offers are:
Citigroup	Cowen	Intrepid Partners
This Prospectus/Offers to Exchange is dated October 7, 2022.

i

ABOUT THIS PROSPECTUS/OFFERS TO EXCHANGE
This Prospectus/Offers to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offers to Exchange, including the detailed information regarding the Company, the Common Stock and the warrants, and the financial statements and the notes that are incorporated by reference in this Prospectus/Offers to Exchange and any applicable prospectus supplement.
You should rely only on the information contained in and incorporated by reference in this Prospectus/Offers to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offers to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offers to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offers to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offers to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
This Prospectus/Offers to Exchange incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available without charge to our security holders upon written or oral request at:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
To obtain timely delivery, you must request information no later than five business days prior to the applicable expiration of each of the Offers, which expiration is at 11:59 p.m., New York City Time, on October 7, 2022, unless the applicable Offer is extended or earlier terminated.
In addition, our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
Unless the context requires otherwise, in this Prospectus/Offers to Exchange, we use the terms “the Company,” “our company,” “we,” “us,” “our,” and similar references to refer to Chesapeake Energy Corporation and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Prospectus/Offers to Exchange and the documents incorporated by reference into this Prospectus/Offers to Exchange may constitute forward-looking statements. Forward-looking statements include our current expectations or forecasts of future events, including matters relating to the continuing effects of the COVID-19 pandemic and the impact thereof on our business, financial condition, results of operations and cash flows, the potential effects of the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and its Debtor Affiliates (the “Plan”) (attached as Exhibit A to the order confirming the Plan, Docket No. 2915, entered by the Bankruptcy Court on January 16, 2021) on our operations, management, and employees, actions by, or disputes among or between, members of OPEC+ and other foreign oil-exporting countries, market factors, market prices, our ability to meet debt service requirements, our ability to continue to pay cash dividends, the amount and timing of any cash dividends, our ESG initiatives, and the other items in this Prospectus/Offers to Exchange. In this context, forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy.”
Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•
the ability to execute on our business strategy following emergence from bankruptcy;

•
the impact of inflation and commodity price volatility resulting from Russia’s invasion of Ukraine, COVID-19 and related supply chain constraints, along with the effect on our business, financial condition, employees, contractors, vendors and the global demand for natural gas and oil and U.S. and world financial markets;

•
risks related to our acquisition of Vine Energy Inc. (“Vine”), including our ability to successfully integrate the business of Vine into the Company and achieve the expected synergies from such acquisition within the expected timeframe;

•
risks related to our acquisition of Chief E&D Holdings, LP and associated non-operated interests held by affiliates of Radler 2000 Limited Partnership and Tug Hill, Inc. (collectively, the “Chief Entities”), our ability to successfully integrate the business of the Chief Entities into the Company and achieve the expected synergies from such acquisition within the expected timeframe;

•
our ability to comply with the covenants under our reserve-based revolving credit facility and other indebtedness;

•
our ability to realize our anticipated cash cost reductions;

•
the volatility of natural gas, oil and natural gas liquids (“NGL”) prices, which are affected by general economic and business conditions, as well as increased demand for (and availability of) alternative fuels and electric vehicles;

•
a deterioration in general economic, business or industry conditions;

•
uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

•
our ability to replace reserves and sustain production;

•
drilling and operating risks and resulting liabilities;

•
our ability to generate profits or achieve targeted results in drilling and well operations;

•
the limitations our level of indebtedness may have on our financial flexibility;

•
our ability to achieve and maintain environmental, social and governance (“ESG”) certifications/goals;

•
our inability to access the capital markets on favorable terms;

•
the availability of cash flows from operations and other funds to fund cash dividends and repurchases of equity securities, to finance reserve replacement costs and/or satisfy our debt obligations;

•
write-downs of our natural gas and oil asset carrying values due to low commodity prices;

•
charges incurred in response to market conditions;

•
limited control over properties we do not operate;

•
leasehold terms expiring before production can be established;

•
commodity derivative activities resulting in lower prices realized on natural gas, oil and NGL sales;

•
the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations;

•
potential OTC derivatives regulations limiting our ability to hedge against commodity price fluctuations;

•
adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims;

•
our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used;

•
pipeline and gathering system capacity constraints and transportation interruptions;

•
legislative, regulatory and ESG initiatives, addressing environmental concerns, including initiatives addressing the impact of global climate change or further regulating hydraulic fracturing, methane emissions, flaring or water disposal;

•
terrorist activities and/or cyber-attacks adversely impacting our operations;

•
an interruption in operations at our headquarters due to a catastrophic event;

•
federal and state tax proposals affecting our industry;

•
competition in the natural gas and oil exploration and production industry;

•
negative public perceptions of our industry;

•
effects of purchase price adjustments and indemnity obligations;

•
the exchange of warrants for Common Stock pursuant to the Offers, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders;

•
the lack of a third-party determination that the Offers are fair to holders of the warrants; and

•
other factors that are described under Risk Factors in Item 1A of Part I of our Annual Report (as defined below), in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and in our other filings with the SEC that we incorporated herein by reference.

We caution you not to place undue reliance on the forward-looking statements contained in this Prospectus/Offers to Exchange, which speak only as of the date of this Prospectus/Offers to Exchange or the date of the other documents incorporated by reference herein, and we undertake no obligation to update this information, except as may be required under applicable securities laws. We urge you to carefully review and consider the disclosures in this Prospectus/Offers to Exchange and our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business.

CERTAIN DEFINED TERMS
“Annual Report” means our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022.
“Board” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Bylaws” means our bylaws as currently in effect.
“Certificate of Incorporation” means our second amended and restated certificate of incorporation as currently in effect.
“Class A Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class A Warrant Entitlement; (b) the Class A Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class A Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class A Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class A Strike Price.
“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b)  the sum of the Class A Daily Share Amounts for each day in the Observation Period for such Class A warrants (which as of the date hereof is 0.8636); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class A Premium” means 1.04.
“Class A Strike Price” means $25.096.
“Class A Warrant Agreement” means the Warrant Agreement, dated as of February 9, 2021 between the Company and Equiniti Trust Company, as warrant agent.
“Class A Warrant Entitlement” means 1.12.
“Class A Warrant Offer” means the opportunity to receive the Class A Exchange Consideration in exchange for Class A warrants.
“Class B Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class B Warrant Entitlement; (b) the Class B Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class B Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class B Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class B Strike Price.
“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class B warrants to be exchanged by such exchanging holder; and (b) the sum of the Class B Daily Share Amounts for each day in the Observation Period for such Class B warrants (which as of the date hereof is 0.8224); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class B Premium” means 1.05.
“Class B Strike Price” means $29.182.

“Class B Warrant Agreement” means the Warrant Agreement, dated as of February 9, 2021 between the Company and Equiniti Trust Company, as warrant agent.
“Class B Warrant Entitlement” means 1.12.
“Class B Warrant Offer” means the opportunity to receive the Class B Exchange Consideration in exchange for Class B warrants.
“Class C Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class C Warrant Entitlement; (b) the Class C Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class C Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class C Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class C Strike Price.
“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) the sum of the Class C Daily Share Amounts for each day in the Observation Period for such Class C warrants (which as of the date hereof is 0.7890); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class C Premium” means 1.065.
“Class C Strike Price” means $32.860.
“Class C Warrant Agreement” means the Warrant Agreement, dated as of February 9, 2021 between the Company and Equiniti Trust Company, as warrant agent.
“Class C Warrant Entitlement” means 1.12.
“Class C Warrant Offer” means the opportunity to receive the Class C Exchange Consideration in exchange for Class C warrants.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company,” “we,” “us” and “our” means Chesapeake Energy Corporation, an Oklahoma corporation.
“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CHK <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expiration Date” means 11:59 p.m., New York City time, on October 7, 2022, as may be extended with respect to any of the Offers.
“Letter of Transmittal” means the Letter of Transmittal (as it may be supplemented and amended from time to time) related to the Offers.
“NASDAQ” means The Nasdaq Stock Market LLC.
“Observation Period” means the ten consecutive VWAP Trading Days immediately preceding October 8, 2022, unless extended in accordance with the Tender and Support Agreements.

“Offers” means the Class A Warrant Offer, the Class B Warrant Offer and the Class C Warrant Offer, collectively.
“Offer Period” means a period during which an Offer is open, giving effect to any extension.
“OGCA” means the Oklahoma General Corporation Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” means a day on which there is no VWAP Market Disruption Event.
“Warrant Agreements” means the Class A Warrant Agreement, Class B Warrant Agreement and Class C Warrant Agreement, collectively.

SUMMARY
In this Prospectus/Offers to Exchange, unless otherwise stated, the terms “the Company,” “we,” “us” or “our” refer to Chesapeake Energy Corporation and its subsidiaries.
The Offers
This summary provides a brief overview of the key aspects of the Offers. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in or incorporated by reference in this Prospectus/Offers to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offers to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offers to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offers to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).
Summary of The Offers
The Company
We are an independent natural gas and oil exploration and production company engaged in the acquisition, exploration and development of properties to produce natural gas, oil and NGL from underground reservoirs. Our operations are located onshore in the United States.
Corporate Contact
Information
Our principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000. We maintain a website at www.chk.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offers to Exchange or the registration statement of which it forms a part.
Warrants that qualify for the Offers
As of August 17, 2022, there were 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.
General Terms of the Warrants
Currently, each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share. The number of shares of the Company’s Common Stock each warrant is entitled to purchase and the strike price of each warrant are subject to certain adjustments pursuant to each of the respective Warrant Agreements.
Each of the warrants will expire at 5:00 pm New York City time on February 9, 2026.
The Company has the right to purchase or otherwise acquire the warrants in such manner and for such consideration as agreed by the Company and each applicable warrant holder.

Market Price of Our Common Stock
Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on NASDAQ under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively. See “The Offers — Market Information, Dividends and Related Shareholder Matters.”
The Offers
Each holder of (i) Class A warrants whose Class A warrants are exchanged pursuant to the Offers will receive the Class A Exchange Consideration, (ii) Class B warrants whose Class B warrants are exchanged pursuant to the Offers will receive the Class B Exchange Consideration and (iii) Class C warrants whose Class C warrants are exchanged pursuant to the Offers will receive the Class C Exchange Consideration. No fractional shares of Common Stock will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. Our obligation to complete the Offers is not conditioned on the receipt of a minimum number of tendered warrants. None of the Offers is conditioned on the completion of any other Offer. None of the Offers will require that holders receive a minimum amount of consideration.
Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Common Stock in the exchange.
The Offers are being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).
Throughout the Offers, indicative figures for the Class A Exchange Consideration, the Class B Exchange Consideration, and the Class C Exchange Consideration were available at http://www. dfking.com/CHK and from the information agent, which may be contacted at one of its telephone numbers listed below. We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration promptly after the close of trading on NASDAQ on the Pricing Date. We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration at or around 5:00 p.m., New York City time, on the Pricing Date. Details regarding the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration are available at http://www.dfking.com/CHK and from the information agent.
Purpose of the Offers
The warrant structure was originally implemented as part of the Company’s restructuring. By reducing the potential dilutive impact of the warrants through the Offers, the Company expects to simplify its capital structure, eliminate complexity and align the interests of all equity holders with minimal increase to the fully diluted share count. The Company intends to resume its $2 billion board authorized share repurchase program following the completion of the Offers. See “The Offers — Background and Purpose of the Offers.”
Settlement Date
The settlement date for all warrants duly tendered for exchange in the Offers is expected to occur on October 11, 2022, which is the second Business Day following the Expiration Date.
Offer Period
Each Offer will expire on the Expiration Date, which is 11:59 p.m., New York City time, on October 7, 2022, or such later time and date to which we may extend with respect to any of the Offers. All warrants tendered for exchange pursuant to the Offers, and all required related paperwork, must be received by the exchange agent by the applicable Expiration Date, as described in this Prospectus/Offers to Exchange.
If an Offer Period is extended, we will make a public announcement of such extension prior to the commencement of the Observation Period.
We may withdraw an Offer only if the conditions to such Offer are not satisfied or waived prior to the applicable Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offers — General Terms —  Offer Periods.”
We may extend any of the Offers without also extending such date(s) for any other Offer.
Amendments to the Offers
We reserve the right from time to time to amend an Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the applicable exchange consideration. We will amend the Offers as necessary to provide that the Observation Period does not begin until the SEC has declared this Registration Statement effective. Following commencement of the Observation Period (which began on September 26, 2022), we will not make any material amendment to any Offer, including by increasing or decreasing the applicable exchange consideration or extending, shortening or moving the Observation Period or Offer Period, unless required by applicable law. If we make a material change in the terms of an Offer or the information concerning an Offer, or if we waive a material condition of an Offer, we will extend the applicable Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offers — General Terms — Amendments to the Offers.”
Each Offer may be amended, extended, or terminated individually.
Conditions to the Offers
Each Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offers to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would prohibit or restrict the making or completion of the Offers. In no event shall the action or inaction of the Company or any of its affiliates be permitted to cause any such conditions to not be satisfied. The Offers are not conditioned upon the receipt of a minimum number of tendered warrants. Each Offer is not conditioned on any other Offer.

None of the Offers will require that holders receive a minimum amount of consideration. We may waive some of the conditions to any Offer. See “The Offers — General Terms — Conditions to the Offers.”
Withdrawal Rights
If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants at any time prior to the applicable Expiration Date, as described in greater detail in the section entitled “The Offers — Withdrawal Rights.” If an Offer Period is extended, you may withdraw your tendered warrants at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by October 17, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offers.
Absence of Appraisal or Dissenters’ Rights
Holders of warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offers.
U.S. Federal Income Tax Consequences of the Offers
We intend to treat the exchange of warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you are not expected to recognize any gain or loss on the exchange of warrants for shares of our Common Stock, (ii) your aggregate tax basis in our Common Stock received in the exchange is expected to equal your aggregate tax basis in your warrants surrendered in the exchange, and (iii) your holding period for our Common Stock received in the exchange is expected to include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Common Stock, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) or a court will agree with the foregoing and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. Holders (as defined under “The Offers — Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders”) to recognize taxable income.
Risk Factors
For risks related to the Offers, please read the section entitled “Risk Factors” beginning on page 15 of this Prospectus/Offers to Exchange.
Exchange Agent
The depositary and exchange agent for the Offers is:
Equiniti Trust Company
Shareowner Services
Voluntary Corporate Actions
P.O. Box 64858
St. Paul, Minnesota 55164-0858

Dealer Managers
The dealer managers for the Offers are:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: Mahir Chadha
Telephone: (212) 723-7914
Cowen and Company, LLC
599 Lexington Avenue
New York, New York 10022
Attention: General Counsel
Telephone: (646) 562-1010
Intrepid Partners, LLC
1201 Louisiana Street, Suite 600
Houston, Texas 77002
Attention: Chief Operating Officer
Telephone: (713) 292-0863
We have other business relationships with the dealer managers, as described in “The Offers — Dealer Managers.”
Additional Information
We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offers to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offers and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offers. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct (1) questions about the terms of the Offers to the dealer managers at their addresses and telephone numbers listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offers to Exchange, the Letter of Transmittal or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders, Banks and Brokers
Call: 1 (212) 269-5550
Call Toll-Free: 1 (877) 732-3617
Email: chk@dfking.com

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
The following table sets forth (i) selected historical consolidated financial data for the Company as of and for the year ended December 31, 2020, the period from January 1, 2021 through February 9, 2021, the period from February 10, 2021 through December 31, 2021, the period from February 10, 2021 through June 30, 2021 and the six months ended June 30, 2022 and (ii) pro forma combined financial information for the year ended December 31, 2021 and the six months ended June 30, 2022.
The selected historical consolidated financial data for the year ended December 31, 2020, the period from January 1, 2021 through February 9, 2021 and the period from February 10, 2021 through December 31, 2021 was derived from Chesapeake’s audited consolidated financial statements included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2021, incorporated by reference herein. The selected historical consolidated financial data for the period from February 10, 2021 through June 30, 2021 and the six months ended June 30, 2022 was derived from Chesapeake’s unaudited condensed consolidated financial statements included in Chesapeake’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, incorporated by reference herein.
The summary unaudited pro forma combined financial data for the year ended December 31, 2021 and the six months ended June 30, 2022 are derived from the unaudited pro forma condensed financial statements of the Company included elsewhere in this Prospectus/Offers to Exchange. Our unaudited pro forma combined financial statements give pro forma effect to (i) Chesapeake’s acquisition on March 9, 2022 of all of the outstanding ownership interests in certain entities which own producing assets and drilling locations in the Marcellus Shale in Northeast Pennsylvania (the “Marcellus Properties”) from The Jan & Trevor Rees-Jones Revocable Trust, a Texas revocable trust (“Rees-Jones Trust”), Rees-Jones Family Holdings, LP, a limited partnership (“Rees-Jones Holdings”), Chief E&D Participants LP, a Texas limited partnership (“Chief Participants” and together with Rees-Jones Trust and Rees-Jones Holdings, the “Chief LPs”), Chief E&D (GP) LLC, a Texas limited liability company (“Chief GP” and together with the Chief LPs, the “Chief Sellers”), Radler 2000 Limited Partnership, a Texas limited partnership (“R2KLP”) and Tug Hill, Inc., a Nevada corporation (“THI” and together with R2KLP, the “Radler / Tug Hill Sellers”) (the “Marcellus Acquisition”), (ii) the proposed exchange of public warrants for common stock (“proposed warrant exchange”) described in this Prospectus/Offers to Exchange and (iii) certain other transactions of Chesapeake as further described in our pro forma financial statements.
The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Chesapeake. This summary should be read together with other information contained in Chesapeake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, including the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements and related notes therein and the unaudited pro forma condensed financial statements included herein. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 59.
	Pro Forma		Successor Historical			Predecessor Historical
	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2022	Period from February 10, 2021 through June 30, 2021	Period from February 10, 2021 through December 31, 2021	Period from January 1, 2021 through February 9, 2021	Year Ended December 31, 2020
	(In Millions of U.S. Dollars, except for per share data)
Revenues and other:
Natural gas, oil and NGL	$4,894	$6,438	$4,704	$1,445	$4,401	$398	$2,745
Marketing	2,096	2,621	2,090	816	2,263	239	1,869
Natural gas and oil derivatives	(2,832)	(2,802)	(2,639)	(694)	(1,127)	(382)	596
Gains on sales of assets	300	17	300	6	12	5	30
Total revenues and other	4,458	6,274	4,455	1,573	5,549	260	5,240

	Pro Forma		Successor Historical			Predecessor Historical
	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2022	Period from February 10, 2021 through June 30, 2021	Period from February 10, 2021 through December 31, 2021	Period from January 1, 2021 through February 9, 2021	Year Ended December 31, 2020
	(In Millions of U.S. Dollars, except for per share data)
Operating expenses:
Production	238	445	228	114	297	32	373
Gathering, processing and transportation	540	1,135	516	322	780	102	1,082
Severance and ad valorem taxes	120	201	120	65	158	18	149
Exploration	12	20	12	2	7	2	427
Marketing	2,085	2,608	2,079	815	2,257	237	1,889
General and administrative	73	171	62	39	97	21	267
Separation and other termination costs	—	33	—	11	11	22	44
Depreciation, depletion and amortization	915	1,725	860	351	919	72	1,097
Impairments	—	1	—	1	1	—	8,535
Other operating expense (income), net	(2)	105	31	(2)	84	(12)	80
Total operating expenses	3,981	6,444	3,908	1,718	4,611	494	13,943
Income (loss) from operations	477	(170)	547	(145)	938	(234)	(8,703)
Other income (expense):
Interest expense	(68)	(127)	(68)	(30)	(73)	(11)	(331)
Gains (losses) on purchases or exchanges of debt	—	(73)	—	—	—	—	65
Other income (expense)	26	40	25	31	31	2	(4)
Reorganization items, net	—	—	—	—	—	5,569	(796)
Total other income (expense)	(42)	(160)	(43)	1	(42)	5,560	(1,066)
Income (loss) before income taxes	435	(330)	504	(144)	896	5,326	(9,769)
Income tax expense (benefit)	25	(49)	31	—	(49)	(57)	(19)
Net income (loss)	410	(281)	473	(144)	945	5,383	(9,750)
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	16
Net income (loss) attributable to Chesapeake	410	(281)	473	(144)	945	5,383	(9,734)
Preferred stock dividends	—	—	—	—	—	—	(22)
Net income (loss) available to common stockholders	$410	$(281)	$473	$(144)	$945	$5,383	$(9,756)
Earnings (loss) per common share(1)(2)
Basic	$3.22	$(2.22)	$3.82	$(1.47)	$9.29	$550.35	$(998.26)
Diluted	$2.75	$(2.22)	$3.25	$(1.47)	$8.12	$534.51	$(998.26)

	Pro Forma		Successor Historical			Predecessor Historical
	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2022	Period from February 10, 2021 through June 30, 2021	Period from February 10, 2021 through December 31, 2021	Period from January 1, 2021 through February 9, 2021	Year Ended December 31, 2020
	(In Millions of U.S. Dollars, except for per share data)
Weighted average common shares outstanding (in thousands):
Basic	127,321	126,596	123,826	97,922	101,754	9,781	9,773
Diluted	149,030	126,596	145,534	97,922	116,341	10,071	9,773
Cash dividend declared per common share			$4.1075	$0.34375	$1.125	—	—
Cash Flow Data:
Net cash provided by (used in) operating activities			$1,762	$803	$1,809	$(21)	$1,164
Net cash provided by (used in) investing activities			$(2,362)	$(220)	$(850)	$(66)	$(992)
Net cash provided by (used in) financing activities			$(288)	$(87)	$(171)	$(66)	$101
Balance Sheet Data (end of period):
Total assets			$13,899	$6,999	$11,009	$6,595	$6,584
Total debt (including current maturities)			$3,046	$1,261	$2,278	$9,095	$9,095
Total equity (deficit)			$5,808	$3,413	$5,671	$(6,580)	$(5,341)

(1)
Assuming the exchange of 50% of the warrants in the Offers, Earnings per common share would be $2.91 (basic) and $2.70 (diluted) for the six months ended June 30, 2022 and $(2.45) (basic) and $(2.45) (diluted) for the year ended December 31, 2021. Assuming the exchange of all warrants in the Offers, Earning per common share would be $2.66 (basic) and $2.65 (diluted) for the six months ended June 30, 2022 and $(2.63) (basic) and $(2.63) (diluted) for the year ended December 31, 2021.

(2)
Assumes the warrant exchange occurred on January 1, 2021.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before you make a decision to exchange your warrants for Common Stock, you should carefully consider the specific risks set forth herein and those risk factors described under Part I, Item 1A. “Risk Factors” in our Annual Report, as well as any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, together with all of the other information included in this Prospectus/Offers to Exchange and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this Prospectus/Offers to Exchange, including the section entitled “Cautionary Note Regarding Forward Looking Statements.”
Risks Related to Our Warrants and the Offers to Exchange
The exchange of warrants for Common Stock will increase the number of shares eligible for future resale and result in dilution to our shareholders.
Our warrants may be exchanged for shares of Common Stock pursuant to the Offers, which will increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our shareholders, although there can be no assurance that such warrant exchanges will be completed or that any of the holders of the warrants will elect to participate in the Offers. These issuances of Common Stock, and any future issuances of Common Stock in connection with incentive plans, acquisitions, capital raises or otherwise, will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offers are fair to warrant holders.
None of us, our affiliates, any of the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your warrants. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offers or preparing a report concerning the fairness of the Offers. You must make your own independent decision regarding your participation in the Offers.
There is no guarantee that tendering your warrants in the Offers will put you in a better future economic position.
We can give no assurance as to the market price of our Common Stock in the future. If you do not tender your warrants in the Offers, there can be no assurance that you can sell your warrants (or exercise them for shares of Common Stock) in the future at a higher value than would have been obtained by participating in the Offers. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of shares of Common Stock offered in the Offers is not fixed and is based on the volume-weighted average price of our Common Stock. The market price of our Common Stock may fluctuate, and therefor the number of shares of Common Stock you receive in exchange for your warrants may be less than the consideration you expected at the time of your tender. Additionally, the market price of our Common Stock when we deliver our Common Stock in exchange for your warrants could be less than the market price at the time you tender your warrants.
The number of shares of Common Stock for each warrant accepted for exchange will fluctuate in value if there is any increase or decrease in the market price of our Common Stock after the date of this Prospectus/Offers to Exchange. Therefore, the number of shares of Common Stock you receive in exchange for your warrants may be less than the consideration you expected at the time of your tender. Additionally, the market price of our Common Stock when we deliver Common Stock in exchange for your warrants could be less than the market price at the time you tender your warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offers and when we deliver Common Stock in exchange for warrants, or during any extension of any of an Offer Period.
The liquidity of the warrants that are not exchanged may be reduced.
If any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
NASDAQ may delist our warrants from trading on its exchange, which could limit warrant holders’ ability to make transactions in our warrants.
We cannot assure you that any unexchanged warrants remaining outstanding following the completion of the Offers will continue to be listed on NASDAQ Global Select Market in the future. NASDAQ Global Select Market may delist the warrants if there are not at least two active and registered market makers for the warrants. If a sufficient number of our warrant holders exchange their warrants for shares of Common Stock in the Offer, there may no longer be at least two active and registered market makers for our warrants as required by NASDAQ Global Select Market.
If NASDAQ delists our warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of warrants could face significant material adverse consequences, including:
•
a limited availability of market quotations for the warrants;

•
reduced liquidity for the warrants;

•
a determination that our warrants are a “penny stock” which will require brokers trading in our warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our warrants; and

•
the risk that market makers that initially make a market in our unexchanged warrants eventually cease to do so.

During the pendency of the Offers, the market prices of the warrants and our Common Stock may be volatile.
During the pendency of the Offers, the market prices of the warrants and our Common Stock may be more volatile than might otherwise normally be the case. Holders of warrants may terminate all or a portion of any hedging arrangements they have entered into in respect of their warrants, which may lead to increased purchase or sale activity by or on behalf of such holders during the Offers. Such activity may lead to volatility in the price of our Common Stock, as well as in the price of our warrants or may lead to unusually high trading volumes during the period of the Offers.
The unaudited pro forma condensed combined financial information in this Prospectus/Offers to Exchange may not be indicative of what our actual results of operations would have been had the acquisition transactions described therein been consummated on the dates indicated therein.
The unaudited pro forma combined financial information included in this Prospectus/Offers to Exchange is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations would have been had the transactions described therein been completed on the dates indicated therein.
Risks Related to the Ownership of our Warrants and Common Stock
Changes in tax laws or regulations, including the recently adopted Inflation Reduction Act, may negatively affect our results of operations, net income, financial condition and cash flows.
We are subject to taxation by various taxing authorities at the federal, state and local levels. On August 16, 2022, President Biden signed into law the Inflation Reduction Act (“IRA”), which may impact how the U.S. taxes certain large corporations. The IRA imposes a 15% alternative minimum tax on the “adjusted financial statement income” of certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) for tax years beginning after December 31, 2022. This alternative minimum tax requires complex computations to be performed that were not previously required in U.S. tax law, significant judgments to be made in interpretation of the provisions of the IRA, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the IRA will be applied or otherwise administered that may differ from our interpretations. As we complete our analysis of the IRA, collect and prepare necessary data, and interpret any additional guidance, we may make adjustments to provisional amounts that we have recorded that may materially impact our provision for income taxes in the period in which adjustments are made.
The IRA may increase our tax liability and result in lower operating cash flows from our regulated energy businesses. As a result, we may need to access additional debt and equity capital to meet our financing needs, which we assume will be available.

THE OFFERS
Participation in the Offers involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offers. In addition, we strongly encourage you to read this Prospectus/Offers to Exchange in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offers.
General Terms
Until the applicable Expiration Date, we are offering to the holders of Class A warrants, Class B warrants and Class C warrants whose warrants are exchanged pursuant to the Offers the opportunity to receive the Class A Exchange Consideration, the Class B Exchange Consideration, or the Class C Exchange Consideration, as applicable. Our obligation to complete the Offers is not conditioned on the receipt of a minimum number of tendered warrants. None of the Offers is conditioned on the completion of any other Offer. No fractional shares will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. None of the Offers will require that holders receive a minimum amount of consideration.
Each Offer is subject to the terms and conditions contained in this Prospectus/Offers to Exchange and the Letter of Transmittal.
You may tender some or all of your warrants into the Offers. If you elect to tender warrants in the Offers, please follow the instructions in this Prospectus/Offers to Exchange and the related documents, including the Letter of Transmittal.
If you tender warrants, you may withdraw your tendered warrants at any time before the applicable Expiration Date and retain them on their current terms by following the instructions herein. In addition, warrants that are not accepted by us for exchange by October 17, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
Illustrative Formulas
Class A warrants
“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b) the sum of the Class A Daily Share Amounts for each day in the Observation Period for such Class A warrants (which as of the date hereof is 0.8636); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class A Daily Share Amount” = (0.1)((WE)(Class A Premium)((DVWAP-SP)÷DVWAP)).
WE = Class A Warrant Entitlement = 1.12
SP = Class A Strike Price = 25.096
DVWAP = applicable Daily VWAP (as defined herein)
Class A Premium = 1.04
Class B warrants
“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of

Class B warrants to be exchanged by such exchanging holder; and (b) the sum of the Class B Daily Share Amounts for each day in the Observation Period for such Class B warrants (which as of the date hereof is 0.8224); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class B Daily Share Amount” = (0.1)((WE)(Class B Premium)((DVWAP-SP)÷DVWAP))
WE = Class B Warrant Entitlement = 1.12
SP = Class B Strike Price = 29.182
DVWAP = applicable Daily VWAP (as defined herein)
Class B Premium = 1.05
Class C warrants
“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) the sum of the Class C Daily Share Amounts for each day in the Observation Period for such Class C warrants (which as of the date hereof is 0.7890); provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.
“Class C Daily Share Amount” = (0.1)((WE)(Class C Premium)((DVWAP-SP)÷DVWAP))
WE = Class C Warrant Entitlement = 1.12
SP = Class C Strike Price = 32.860
DVWAP = applicable Daily VWAP (as defined herein)
Class C Premium = 1.065
Sample Calculations of Offer Consideration
Daily Share Amounts
For purposes of illustration, the table below indicates, in each case for a single VWAP Trading Day occurring during the Observation Period, the Class A Daily Share Amount, Class B Daily Share Amount and Class C Daily Share Amount, that would be calculated on the basis of the pricing formulas described herein with respect to warrants of a particular class tendered and accepted pursuant to the Offers, assuming a range of sample Daily VWAPs. The actual Daily VWAP for any such VWAP Trading Day may be higher or lower than the sample Daily VWAPs below.
	Daily VWAP
	$95.00	$97.50	$100.00	$102.50	$105.00
Class A Daily Share Amount	0.0857	0.0865	0.0872	0.0880	0.0886
Class B Daily Share Amount	0.0815	0.0824	0.0833	0.0841	0.0849
Class C Daily Share Amount	0.0780	0.0791	0.0801	0.0810	0.0820
Exchange Consideration1
The consideration you will receive for Class A warrants tendered and accepted pursuant to the Class A Warrant Offer will be the sum of the Class A Daily Share Amounts for each of the ten VWAP Trading Days

1
In accordance with the pricing formulas described herein, no fractional shares of Common Stock will be issued, and the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

in the Observation Period (which as of the date hereof is 0.8636), multiplied by the number of Class A warrants that you tender.
The consideration you will receive for Class B warrants tendered and accepted pursuant to the Class B Warrant Offer will be the sum of the Class B Daily Share Amounts for each of the ten VWAP Trading Days in the Observation Period (which as of the date hereof is 0.8224), multiplied by the number of Class B warrants that you tender.
The consideration you will receive for Class C warrants tendered and accepted pursuant to the Class C Warrant Offer will be the sum of the Class C Daily Share Amounts for each of the ten VWAP Trading Days in the Observation Period (which as of the date hereof is 0.7890), multiplied by the number of Class C warrants that you tender.
Corporate Information
We are an independent natural gas and oil exploration and production company engaged in the acquisition, exploration and development of properties to produce natural gas, oil and NGL from underground reservoirs. Our operations are located onshore in the United States.
Our principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000. We maintain a website at www.chk.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offers to Exchange or the registration statement of which it forms a part. Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on NASDAQ under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively.
Warrants Subject to the Offers
Each of the warrants was originally issued upon our emergence from Chapter 11 Bankruptcy on February 9, 2021. Currently, each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share. As of August 17, 2022, there were 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.
Offer Periods
The Offers will each expire on the Expiration Date, which is 11:59 p.m., New York City time, on October 7, 2022, or such later time and date to which we may extend with respect to any of the Offers. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which any Offer is open. There can be no assurance that we will exercise our right to extend an Offer Period, and we may extend an Offer Period with respect to any Offer without extending the Offer Period with respect to another Offer. During any extension, all warrant holders who previously tendered warrants in the applicable Offer will have a right to withdraw such previously tendered warrants until the applicable Expiration Date, as extended. If we extend an Offer Period, we will make a public announcement of such extension prior to the commencement of the Observation Period.
We may withdraw an Offer only if the conditions to such Offer are not satisfied of waived prior to the applicable Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw an Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the applicable Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, until the warrants expire by their terms on February 9, 2026.
Amendments to the Offers
We reserve the right from time to time, to amend an Offer, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the consideration. We will amend the Offers as necessary to provide that the Observation Period does not begin until the SEC has declared this Registration Statement effective. Following commencement of the Observation Period (which began on September 26, 2022), we will not make any material amendment to any Offer, including by increasing or decreasing the applicable exchange consideration or extending, shortening or moving the Observation Period or Offer Period, unless required by applicable law. We may amend any Offer without amending the other Offers.
If we make a material change in the terms of an Offer or the information concerning such Offer, or if we waive a material condition of an Offer, we will extend such Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
Other material amendments to an Offer may require us to extend such Offer for a minimum of five business days, and we will need to amend the registration statement on Form S-4, of which this Prospectus/Offers to Exchange forms a part, for any material changes in the facts set forth in therein.
Partial Exchange Permitted
Our obligation to complete the Offers is not conditioned on the receipt of a minimum number of tendered warrants. Our obligation to complete any Offer is not conditioned on the completion of any other Offer. If you choose to participate in any of the Offers, you may tender less than all of your warrants pursuant to the terms of the Offers. No fractional shares will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable.
Conditions to the Offers
Each Offer is conditioned upon the following:
•
the registration statement, of which this Prospectus/Offers to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•
no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making or consummation of the Offer or the tender and acceptance of some or all of the warrants pursuant to the Offer; and

•
there shall not have been any action instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, amended or enforced, by any court or any authority, agency or tribunal that, in our reasonable judgment, would, directly or indirectly, make the acceptance for exchange of, or exchange for, some or all of the warrants of the applicable series illegal or otherwise restrict or prohibit completion of the Offer.

We will not complete any of the Offers unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel any Offer, and will inform warrant holders of such event. If we extend an Offer Period, we will make a public announcement of such extension prior to the commencement of the Observation Period.
In addition, as to any warrant holder, each Offer is conditioned upon such warrant holder desiring to tender warrants in the Offers delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offers to Exchange and set forth in the Letter of Transmittal.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions; provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to cause any such conditions to not be satisfied. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Periods. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the applicable Expiration Date.
We may withdraw an Offer only if the conditions to such Offer are not satisfied or waived prior to the applicable Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants. We will announce our decision to withdraw an Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or any of the dealer managers for the Offers, is making any recommendations to any warrant holder as to whether to exchange their warrants. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offers.
Procedure for Tendering Warrants for Exchange
Issuance of Common Stock upon exchange of warrants pursuant to the Offers and acceptance by us of warrants for exchange pursuant to the Offers will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the applicable Offer.
A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offers to Exchange and Letter of Transmittal, in each case as may be amended or supplemented prior to the Expiration Date; (ii) each of the Offers is discretionary and may be extended, modified, suspended or terminated, individually or collectively, by us as provided herein; (iii) such warrant holder is voluntarily participating in the applicable Offer; (iv) the future value of our warrants and our Common Stock is unknown and cannot be predicted with certainty; and (v) such warrant holder has read this Prospectus/Offers to Exchange and Letter of Transmittal.
Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.
Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offers. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal
A registered holder of warrants may tender warrants for exchange using a Letter of Transmittal in the form provided by us with this Prospectus/Offers to Exchange. A Letter of Transmittal is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal to indicate the action you desire to take with respect to the Offers.
In order for warrants to be properly tendered for exchange pursuant to the Offers using a Letter of Transmittal, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal, in accordance with the instructions of the Letter of Transmittal (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal.
In the Letter of Transmittal, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal.
In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”
If the Letter of Transmittal is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of Common Stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.
Holders of warrants may tender and will have withdrawal rights until the applicable Offer expires. Because the Offers will expire at 11:59 p.m., New York City time, on the last day of the Observation Period — approximately 6.5 hours after the number of shares of Common Stock that constitutes their applicable Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration is determinable — holders will have an opportunity for last-minute tenders and withdrawals. In this regard, we note the following:
The Company has been advised that DTC will be open until 6:00 p.m., New York City time, on the Expiration Date.
Between 6:00 p.m., New York City time, and 11:59 p.m., New York City time, on the Expiration Date, tenders of warrants will be able to be made by faxing a Voluntary Offering Instructions form to the exchange agent, and withdrawals of previous tenders will be able to be made by faxing notice of withdrawal to the exchange agent. The exchange agent will cause those tenders and withdrawals to be reflected when DTC’s system reopens at 8:00 a.m., New York City time, on the business day after the Expiration Date. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the exchange agent at its telephone number listed on the back cover page of this Prospectus/Offers to Exchange to confirm receipt and determine if any further action is required.
The Company has made available the form of the Voluntary Offering Instructions as an exhibit to this Prospectus/Offers to Exchange and at http://www.dfking.com/CHK, and this Prospectus/Offers to Exchange includes the description of the information to be included in the notice of withdrawal. This Prospectus/Offers to Exchange also explains the procedures for after hours tenders and withdrawals, including the times and methods by which tenders and withdrawals must be made.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such warrants as part of the completion of the Offers.
If your warrants are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your warrants after 6:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the exchange agent at its number on the back cover page of this prospectus on your behalf prior to 11:59 p.m., New York City time, on the Expiration Date, in accordance with the procedures described above.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal by completing and signing the table in the Letter of Transmittal entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offers to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offers to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the warrants at DTC for purposes of the Offers. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offers to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender warrants for exchange pursuant to the Offers may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offers as to execution and delivery of a Letter of Transmittal by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such warrants as part of the completion of the Offers.
Delivery of a Letter of Transmittal or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offers, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:
•
the tender is made by or through an Eligible Institution;

•
the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offers to Exchange, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the exchange agent within two days that NASDAQ is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offers, the issuance of Common Stock for those warrants tendered for exchange pursuant to the Offers and accepted pursuant to the Offers will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFERS, INCLUDING ANY LETTER OF TRANSMITTAL AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding, subject to each warrant holder’s right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.
All tendering holders, by execution of the letter of transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their warrants for purchase.
Fees and Commissions
Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer managers or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offers.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of warrants for our Common Stock in the Offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal, or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.
Withdrawal Rights
Tenders of warrants made pursuant to any of the Offers may be withdrawn at any time prior to the applicable Expiration Date. Tenders of warrants may not be withdrawn after the applicable Expiration Date. If an Offer Period is extended, you may withdraw your applicable tendered warrants at any time until the expiration of such extended Offer Period. After the applicable Offer Period expires, such tenders are irrevocable; provided, however, that warrants that are not accepted by us for exchange on or prior to October 17, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offers to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants of the applicable series to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the applicable Expiration Date.
A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the applicable Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.
Holders of warrants will have withdrawal rights until the applicable Offer expires. Because the Offers will expire at 11:59 p.m., New York City time, on the last day of the applicable Offer Period — approximately 6.5 hours after the number of shares of Common Stock that constitutes their applicable Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration is determinable — holders will have an opportunity for last-minute withdrawals. In this regard, we note the following:
The Company has been advised that DTC will be open until 6:00 p.m., New York City time, on the Expiration Date.
Between 6:00 p.m., New York City time, and 11:59 p.m., New York City time, on the Expiration Date, withdrawals of previous tenders will be able to be made by faxing notice of withdrawal to the exchange agent. The exchange agent will cause those withdrawals to be reflected when DTC’s system reopens at 8:00 a.m., New York City time, on the business day after the Expiration Date. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the exchange agent at its telephone number listed on the back cover page of this Prospectus/Offers to Exchange to confirm receipt and determine if any further action is required.
The Company has made available the form of the Voluntary Offering Instructions as an exhibit to this Prospectus/Offers to Exchange and at http://www.dfking.com/CHK, and this Prospectus/Offers to Exchange includes the description of the information to be included in the notice of withdrawal. This Prospectus/Offers to Exchange also explains the procedures for afterhours withdrawals, including the times and methods by which withdrawals must be made.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such warrants as part of the completion of the Offers.
A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to each warrant holder’s right to challenge any determination by us in a court of competent jurisdiction. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the applicable Offers, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., New York City time, on October 7, 2022, or such later time and date to which we may extend. Our Common Stock to be issued upon exchange of warrants pursuant to the Offers, along with written notice from the exchange agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offers after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal, and (iv) any required signature guarantees.
For purposes of each of the Offers, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offers
We will announce the final results of each Offer, including whether all of the conditions to the Offers have been satisfied or waived and whether we will accept the tendered warrants for exchange, promptly following the end of the applicable Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offers.
Throughout the Offers, indicative figures for the Class A Exchange Consideration, the Class B Exchange Consideration, and the Class C Exchange Consideration were available at http://www. dfking.com/CHK and from the information agent, which may be contacted at one of its telephone numbers set forth on the back cover page of this Prospectus/Offers to Exchange. We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration promptly after the close of trading on NASDAQ on the Pricing Date. We announced the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration at or around 5:00 p.m., New York City time, on the Pricing Date. Details regarding the final figures that make up the Class A Exchange Consideration, Class B Exchange Consideration and Class C Exchange Consideration are available at http://www.dfking.com/CHK and from the information agent.
Background and Purpose of the Offers
The Board approved the Offers on August 17, 2022. The warrant structure was originally implemented as part of the Company’s restructuring. By reducing the potential dilutive impact of the warrants through the Offers, the Company expects to simplify its capital structure, eliminate complexity and align the interests of all equity holders with minimal increase to the fully diluted share count. The Company intends to resume its $2 billion board authorized share repurchase program following the completion of the Offers.
Agreements, Regulatory Requirements and Legal Proceedings
Other than as set forth under the sections entitled “The Offers — Interests of Directors, Executive Officers and Others” and “The Offers — Transactions and Agreements Concerning Our Securities” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offers or to our securities that are the subject of the Offers.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offers. There are no antitrust laws applicable to the Offers. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offers.
There are no pending legal proceedings relating to the Offers.
Interests of Directors, Executive Officers and Others
Neither we, nor any of our directors, executive officers or affiliates beneficially own any of the warrants.
Market Information, Dividends and Related Shareholder Matters
Market Information of Common Stock and Warrants
Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on NASDAQ under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively.
As of August 17, 2022 there were approximately 30 holders of record of our Common Stock and approximately one, one and 39 holders of record of our Class A warrants, Class B warrants and Class C warrants, respectively. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices of our Class A warrants, Class B warrants, Class C warrants and Common Stock, respectively, as reported by NASDAQ.
	Class A Warrants		Class B Warrants		Class C Warrants		Common Stock
	High	Low	High	Low	High	Low	High	Low
2022
Third Quarter (through October 5, 2022)	$92.52	$54.55	$88.44	$49.40	$85.36	$45.16	$104.56	$74.34
Second Quarter	$84.19	$55.97	$79.81	$51.21	$75.78	$47.61	$103.15	$76.34
First Quarter	$65.99	$38.10	$61.51	$33.70	$57.74	$30.85	$89.32	$63.04
2021
Fourth Quarter	$42.30	$32.53	$38.50	$29.37	$35.08	$26.08	$67.75	$57.00
Third Quarter	$37.23	$24.26	$34.05	$21.01	$30.75	$18.35	$62.98	$48.90
Second Quarter	$30.39	$21.30	$27.49	$19.79	$23.91	$17.16	$56.22	$44.66
First Quarter(1)	$27.00	$18.50	$26.00	$18.035	$23.00	$15.78	$47.25	$41.60

(1)
For each of the Class A Warrants, Class B Warrants and Class C Warrants, beginning on February 9, 2021, the date on which the warrants began trading on NASDAQ.

Dividends
For certain information with respect to our dividend policy and the dividends paid on our Common Stock, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities” in our Annual Report, which is incorporated by reference into this Prospectus/ Offers to Exchange.
Sources and Amount of Funds
Because this transaction is an offer to holders to exchange their existing warrants for our Common Stock, there is no source of funds or cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offers. We estimate that the total amount of cash required to complete the transactions contemplated by the Offers, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $3 million. We expect to have sufficient funds to complete the transactions contemplated by the Offers and to pay fees, expenses and other related amounts from our cash on hand.
Exchange Agent
Equiniti Trust Company has been appointed the exchange agent for the Offers. The Letter of Transmittal and all correspondence in connection with the Offers should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offers to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offers, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offers to Exchange or the Letter of Transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offers to Exchange.

Dealer Managers
We have retained Citigroup Global Markets Inc., Cowen and Company, LLC and Intrepid Partners, LLC to act as dealer managers in connection with the Offers and will pay each dealer manager a customary fee as compensation for their services. We will also reimburse the dealer managers for certain expenses. The obligations of the dealer managers to perform this function are subject to certain conditions. We have agreed to indemnify each dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offers may be directed to any dealer manager at its applicable address and telephone number set forth on the back cover page of this Prospectus/Offers to Exchange.
Each dealer manager and its respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Each dealer manager and its respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, each dealer manager or its respective affiliates may at any time hold long or short positions, and may engage in regular market making activities or trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that such dealer manager or its respective affiliates own warrants during the Offers, they may tender such warrants under the terms of the Offers.
Fees and Expenses
The expenses of soliciting tenders of the warrants will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, e-mail, telephone or in person by the dealer managers and the information agent, as well as by our officers and other employees and affiliates.
You will not be required to pay any fees or commissions to us, any dealer manager, the exchange agent or the information agent in connection with the Offers. If your warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and (i) in the section of this Prospectus/Offers to Exchange entitled “Description of Capital Stock,” and (ii) as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offers.
Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days. See “— Registration Rights Agreements.”

Tender and Support Agreements
Each of the warrantholders party to the Tender and Support Agreements have agreed to tender any Class A warrants, Class B warrants and Class C warrants owned by it in the Offers pursuant to Tender and Support Agreements. The Tender and Support Agreements cover approximately 31.31%, 40.52% and 33.56% of the outstanding Class A warrants, Class B warrants and Class C warrants, respectively.
Registration Rights Agreements
In connection with the Company’s emergence from Chapter 11 Bankruptcy on February 9, 2021, the Company entered into a registration rights agreement (the “Chapter 11 Registration Rights Agreement”) with certain selling shareholders pursuant to which the Company was obligated to prepare and file a registration statement to permit the resale of certain shares of Common Stock and warrants held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act. The Company will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Chapter 11 Registration Rights Agreement.
On August 10, 2021, the Company and certain stockholders of Vine entered into a registration rights agreement (the “Vine Registration Rights Agreement”), which became effective upon the closing of the Company’s acquisition of Vine on November 1, 2021. Pursuant to the Vine Registration Rights Agreement, the Company filed a shelf registration statement with respect to the registrable securities thereunder within five days of the closing. The Company is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Vine Registration Rights Agreement, subject to certain restrictions contained therein, may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by the Company. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Vine Registration Rights Agreement.
On March 9, 2022, upon the closing of transactions contemplated by the Partnership Interest Purchase Agreement by and among the Company and a wholly owned subsidiary Chesapeake Appalachia, L.L.C., an Oklahoma limited liability company (“Appalachia” and together with the Company, the “Purchasers”) and The Jan & Trevor Rees-Jones Revocable Trust, a Texas revocable trust (“Rees-Jones Trust”), Rees-Jones Family Holdings, LP, a Texas limited partnership (“Rees-Jones Holdings”), Chief E&D Participants, LP, a Texas limited partnership (“Chief Participants” and together with Rees-Jones Trust and Rees-Jones Holdings, the “Chief LPs”), and Chief E&D (GP) LLC, a Texas limited liability company (“Chief GP” and together with the Chief LPs, the “Chief Sellers”) and those certain Membership Interest Purchase Agreements (the “Radler/Tug Hill Agreements”) by and among the Purchasers and Radler 2000 Limited Partnership, a Texas limited partnership (“R2KLP”) and Tug Hill Inc., a Nevada corporation (“THI” and together with R2KLP, the “Radler/Tug Hill Sellers”), the Company, R2KLP and the Chief Sellers entered into registration rights agreements (the “Marcellus Registration Rights Agreements”). Pursuant to the Marcellus Registration Rights Agreements, the Company filed a shelf registration statement with respect to the registrable securities thereunder within fifteen days of the closing. The Company is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Marcellus Registration Rights Agreements.
Plans
Except as described herein or in the sections of this Prospectus/Offers to Exchange entitled “Risk Factors” and “The Offers,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

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any material change in our present dividend rate or policy, or our indebtedness or capitalization;

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any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

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any other material change in our corporate structure or business;

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any class of our equity securities to be delisted from NASDAQ;

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any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition or disposition by any person of our securities, except pursuant to our $2 billion share repurchase plan; or

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any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

We recently disclosed that we now view our Eagle Ford assets as “non-core” to our future capital allocation strategy. As a result, we may pursue a strategic exit from the Eagle Ford basin in the future, although we cannot provide any assurance that we will be able to find a suitable purchaser or purchasers for these assets.
Registration Under the Exchange Act
The warrants are currently registered under the Exchange Act. Registration of warrants of the applicable series may be terminated upon application by us to the SEC if there are fewer than 300 record holders of such series of warrants, and we delist from NASDAQ. We currently do not intend to deregister or delist the warrants, if any, that remain outstanding after completion of the Offers. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.
Accounting Treatment
The warrants are currently reflected on our consolidated balance sheet within additional paid-in capital. If the fair value of our Common Stock is equal to the fair value of the warrants exchanged, an additional incentive is not considered to be present and the consolidated financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par. If the fair value of our Common Stock is greater than the fair value of the warrants exchanged, an incentive is considered to be present in addition to the exchange of our Common Stock. The difference in fair value between our Common Stock issued and the warrants exchanged will be recorded in the consolidated financial statements as a non-cash deemed dividend for the incremental value provided to the holders of the warrants. No fractional shares will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. The Offers will not modify the current accounting treatment for any un-exchanged warrants.
Absence of Appraisal Or Dissenters’ Rights
Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offers.

Material U.S. Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of (i) the receipt of our Common Stock in exchange for our warrants pursuant to the Offers, and (ii) the ownership and disposition of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our warrants or Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of our Common Stock in exchange for our warrants pursuant to the Offers or the ownership and disposition of our Common Stock.
This discussion is limited to holders that hold our warrants and will hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons subject to the alternative minimum tax;

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persons holding our warrants or Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities or foreign currencies;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

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persons deemed to sell our warrants or Common Stock under the constructive sale provisions of the Code;

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persons who hold or receive our warrants or Common Stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the warrants or Common Stock being taken into account in an applicable financial statement; and

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Non-U.S. Holders who own or owned, actually or constructively, greater than 5% of any class of warrants throughout the five-year period ending on the date of the exchange of such warrants.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our warrants or Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our warrants or Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFERS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Tax Consequences to U.S. Holders
Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of our Common Stock in exchange for warrants pursuant to the Offers and the ownership and disposition of our Common Stock received in exchange for warrants, in each case that are expected to apply if you are a U.S. Holder of, as applicable, the warrants or our Common Stock received in exchange for warrants. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our warrants or Common Stock received in exchange for warrants pursuant to the Offers that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchange of Warrants for Common Stock
We intend to treat the exchange of warrants for our Common Stock pursuant to the Offers as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) a U.S. Holder is not expected to recognize any gain or loss on the exchange of warrants for shares of our Common Stock, (ii) a U.S. Holder’s aggregate tax basis in the Common Stock received in the exchange is expected to equal its aggregate tax basis in its warrants surrendered in the exchange, and (iii) a U.S. Holder’s holding period for the Common Stock received in the exchange is expected to include its holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. U.S. Holders should consult their tax advisor as to the applicability of these special rules to their particular circumstances.
There is, however, a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Common Stock, and there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of our warrants for our Common Stock was successfully challenged by the IRS and such exchange was not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “— Ownership and Disposition of Common Stock — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Although we believe the exchange of our warrants for our Common Stock pursuant to the Offers is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offers as the issuance of Common Stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend.
If a U.S. Holder exchanges our warrants for our Common Stock pursuant to the Offers and holds 5% or more of our Common Stock prior to the exchange, or if such U.S. Holder holds warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, such U.S. Holder will be required to file with its U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value and tax basis, determined immediately prior to the exchange, of the warrants transferred in the exchange), and to maintain permanent records containing such information.
Ownership and Disposition of Common Stock
Taxation of Distributions on our Common Stock.   A U.S. Holder generally will be required to include in gross income as dividends the amount of any distributions paid on Common Stock, to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of such Common Stock and will be treated as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Dividends paid to a U.S. Holder that is a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends elected to be treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, distributions constituting dividends paid to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential rate accorded to long-term capital gains. U.S. Holders should consult their own tax advisors regarding the availability of the lower tax rates applicable to the qualified divided income for any distributions constituting dividends paid with respect to our Common Stock.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.   Upon a sale or other taxable disposition of our Common Stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock (which is expected to include the U.S. Holder’s holding period in the warrants exchanged for such Common Stock) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors as to the deductibility of capital losses.
Generally, the amount of gain or loss recognized by a U.S. Holder in such disposition is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock exchanged therefor.
Information Reporting and Backup Withholding
U.S. Holders may be subject to information reporting and backup withholding when such holder receives payments of distributions on, or proceeds from the sale or other taxable disposition of, our Common Stock. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:
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the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

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the holder furnishes an incorrect taxpayer identification number;

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the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Consequences to Non-U.S. Holders
Subject to the limitations stated above, the following discussion addresses material U.S. federal income tax consequences of the receipt of our Common Stock in exchange for warrants pursuant to the Offers and the ownership and disposition of our Common Stock received in exchange for warrants, in each case that are expected to apply if you are a Non-U.S. Holder of, as applicable, the warrants or our Common Stock received in exchange for warrants. For this purpose, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) of warrants or our Common Stock that is not a U.S. Holder.
Exchange of Warrants for our Common Stock
A Non-U.S. Holder’s exchange of our warrants for our Common Stock pursuant to the Offers is generally expected to have the same tax consequences as described above with respect to U.S. Holders described above under “— Tax Consequences to U.S. Holders — Exchange of Warrants for Common Stock,” except that if a Non-U.S. Holder is not engaged in the conduct of a trade or business in the United States, such Non-U.S. Holder should not be required to make the U.S. federal income tax filings required of U.S. Holders described above.
Ownership and Distribution of Common Stock.
Taxation of Distributions on our Common Stock.   In general, any distributions made to a Non-U.S. Holder with respect to our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Common Stock. Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holders’ Common Stock constitutes a USRPI (as defined below). In addition, we may elect to withhold at a rate of up to 30% of the entire amount of the distribution, even if the Non-U.S. Holders’ Common Stock does not constitute a USRPI. For additional information regarding when a Non-U.S. Holder may treat its ownership of Common Stock as not constituting a USRPI, see below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.” However, because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the taxable year in which the tax was withheld). Any remaining excess distribution will be treated as gain realized on the sale or other disposition of such Common Stock and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS

Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.   Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our Common Stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, due to the nature of our assets and operations, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC under the Code and our Common Stock constitutes (and we expect the Common Stock to continue to constitute) a USRPI. Non-U.S. Holders are generally subject to a 15% withholding tax on the amount realized from a sale or other taxable disposition of a USRPI, such as our Common Stock, which is required to be collected from any sale or disposition proceeds. Furthermore, such Non-U.S. Holders are subject to U.S. federal income tax (at the regular rates) in respect of any gain on their sale or disposition of our Common Stock and are required to file a U.S. tax return to report such gain and pay any tax liability that is not satisfied by withholding. Any gain should be determined based on the excess, if any, of the consideration received over the Non-U.S. Holder’s basis in such Common Stock. A Non-U.S. Holder may, by filing a U.S. tax return, be able to claim a refund for any withholding tax deducted in excess of the tax liability on any gain. However, if our Common Stock is considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) then Non-U.S. Holders will not be subject to the 15% withholding tax on the disposition of their Common Stock, even if such Common Stock constitute USRPIs. Moreover, if our Common Stock is considered (i) “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) and (ii) the Non-U.S. Holder actually or constructively owns or owned, at all times during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, 5% or less of our Common Stock taking into account applicable constructive ownership rules, such Non-U.S. Holder may treat its ownership of our Common Stock as not constituting a USRPI and will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock (in addition to not being subject to the 15% withholding tax described above) or U.S. tax return filing requirements.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
Payments of dividends on our Common Stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of our Common Stock.
HOLDERS OF OUR WARRANTS OR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Exchange Agent
The depositary and exchange agent for the Offers is:
Equiniti Trust Company
Shareowner Services
Voluntary Corporate Actions
P.O. Box 64858
St. Paul, Minnesota 55164-0858
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offers to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offers.
We will assess whether we are permitted to make the Offers in all jurisdictions. If we determine that we are not legally able to make the Offers in a particular jurisdiction, we will inform warrant holders of this decision. The Offers are not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our Board recognizes that the decision to accept or reject the Offers is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offers, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offers or need assistance, you should contact the information agent for the Offers. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders, Banks and Brokers
Call: 1 (212) 269-5550
Call Toll-Free: 1 (877) 732-3617
Email: chk@dfking.com
We will amend our offering materials, including this Prospectus/Offers to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to warrant holders in connection with the Offers.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) are provided to assist in the analysis of Chesapeake’s financial information after giving effect to i) Chesapeake’s acquisition on March 9, 2022 of all of the outstanding ownership interests in certain entities which own producing assets and drilling locations in the Marcellus Shale in Northeast Pennsylvania (the “Marcellus Properties”) from The Jan & Trevor Rees-Jones Revocable Trust, a Texas revocable trust (“Rees-Jones Trust”), Rees-Jones Family Holdings, LP, a limited partnership (“Rees-Jones Holdings”), Chief E&D Participants LP, a Texas limited partnership (“Chief Participants” and together with Rees-Jones Trust and Rees-Jones Holdings, the “Chief LPs”), Chief E&D (GP) LLC, a Texas limited liability company (“Chief GP” and together with the Chief LPs, the “Chief Sellers”), Radler 2000 Limited Partnership, a Texas limited partnership (“R2KLP”) and Tug Hill, Inc., a Nevada corporation (“THI” and together with R2KLP, the “Radler / Tug Hill Sellers”) (the “Marcellus Acquisition”), (ii) the proposed exchange of public warrants for common stock (“proposed warrant exchange”) described in this Prospectus/Offers to Exchange and (iii) certain other transactions of Chesapeake as further described below. The Chief Sellers and the Radler / Tug Hill Sellers are referred to herein as the “Sellers”.
On January 6, 2022, Chesapeake filed a final prospectus pursuant to Rule 424(b)(3), containing pro forma financial statements to reflect the following transactions:
•
On November 1, 2021, Chesapeake and Vine Energy Inc. (“Vine”) completed the previously announced merger (the “Vine Acquisition”), and under the terms and conditions contained in the merger agreement holders of shares on Vine common stock received fixed consideration of 0.2486 shares of Chesapeake common stock plus $1.20 cash per share of Vine common stock.

•
As part of the Vine Acquisition, Chesapeake repaid Vine’s second lien credit facility of approximately $150 million for approximately $163 million, including a $13 million make-whole premium.

•
The Vine Acquisition was accounted for as a business combination under the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations.

On May 17, 2021, Chesapeake filed a Form 8-K containing pro forma financial statements to reflect the following:
•
Chesapeake’s Fifth Amended Joint Chapter 11 Plan of Reorganization, which became effective on February 9, 2021 (“the Effective Date”), and its application of fresh start accounting on the Effective Date. References to “Successor” relate to the results of operations of Chesapeake subsequent to February 9, 2021, and references to “Predecessor” relate to the results of operations of Chesapeake prior to, and including, February 9, 2021.

On March 19, 2021, in connection with its initial public offering, Vine filed a final prospectus pursuant to Rule 424(b)(4), containing pro forma financial statements to reflect the following transactions:
•
As part of a business combination transaction, the owners who prior to the completion of the business combination directly held interests in Vine Oil & Gas, Vine Oil & Gas GP, Brix, Brix GP, Harvest and Harvest GP contributed such equity interests to Vine Energy Holdings, LLC in exchange for newly issued equity in Vine Energy Holdings, LLC (the “Brix Companies Acquisition”). Vine Oil & Gas and Brix were not entities under common control for financial reporting purposes, whereas Brix and Harvest were entities under common control for financial reporting purposes. Accordingly, Vine Oil & Gas was identified as the accounting acquirer of the Brix Companies. Vine accounted for the acquisition of the Brix Companies as a business combination under the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations.

The pro forma statements of operations contained herein have been further adjusted to reflect the Marcellus Acquisition, as follows:
•
On March 9, 2022, Chesapeake and the Sellers completed the Marcellus Acquisition and under the terms and conditions contained in the Marcellus Agreements the Sellers received approximately $2.0 billion in cash and $764 million in Chesapeake’s common stock based on Chesapeake’s stock price as of March 9, 2022. The Marcellus Properties were acquired on a cash-free, debt-free basis, effective as of January 1, 2022.

•
The Marcellus Acquisition was funded by cash on hand and $914 million of borrowings under Chesapeake’s existing credit agreement.

The following pro forma statements of operations have been prepared from the respective historical consolidated financial statements and previously filed pro forma financial information of Chesapeake, the Sellers, and Vine, adjusted to give effect to the proposed warrant exchange, the Marcellus Acquisition, the Vine Acquisition and Chesapeake’s emergence from bankruptcy. The pro forma statement of operations reflect pro forma earnings per share assuming two scenarios, consisting of i) the exchange of 50% of outstanding public warrants for common stock and ii) the exchange of all outstanding public warrants for common stock.
No pro forma balance sheet for Chesapeake giving effect to the Marcellus Acquisition, the Vine Acquisition or emergence from bankruptcy and application of fresh start accounting is presented herein because the effects are reflected in Chesapeake’s June 30, 2022 unaudited condensed consolidated balance sheet filed with the Securities and Exchange Commission on Form 10-Q on August 2, 2022. In addition, the accounting treatment for the exchange of public warrants for common stock would be recorded as a reclassification within additional paid-in capital, with an adjustment to common stock for the shares issued in the exchange. We do not expect the adjustment to common stock on the balance sheet to be material.
The pro forma statement of operations for the six months ended June 30, 2022, combines the historical unaudited condensed consolidated statements of operations of Chesapeake for the six months ended June 30, 2022 and the historical results of operations for the Chief Sellers and the Radler / Tug Hill Sellers for the 2022 pre-acquisition period ended March 9, 2022. The pro forma statement of operations for the year ended December 31, 2021, combines the historical audited consolidated statements of operations of Chesapeake and the Chief Sellers for the year ended December 31, 2021, the historical audited statements of revenues and direct operating expenses for the Radler / Tug Hill Sellers for the year ended December 31, 2021, as well as previously filed unaudited pro forma statements of operations of Chesapeake (giving effect to the Vine Acquisition) and Vine (giving effect to the Brix Companies Acquisition), with the effects of the Marcellus Acquisition as if it had been completed on January 1, 2021.
The pro forma statements of operations reflect the following pro forma adjustments related to the Marcellus Acquisition, based on available information and certain assumptions that Chesapeake believes are reasonable.
•
Chesapeake’s acquisition of the Marcellus Properties, which will be accounted for using the acquisition method of accounting, with Chesapeake identified as the accounting acquirer;

•
Certain reclassification adjustments to conform the Sellers’ historical financial presentation to Chesapeake’s financial statement presentation;

•
the assumption of liabilities by Chesapeake for any transaction-related expenses; and

•
the estimated tax impact of pro forma adjustments.

The pro forma statements of operations have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma combined financial information;

•
the historical audited consolidated financial statements of Chesapeake as of and for the year ended December 31, 2021, included in Chesapeake’s Annual Report on Form 10-K filed on February 24, 2022;

•
the historical unaudited condensed consolidated financial statements of Chesapeake as of June 30, 2022, included in Chesapeake’s Quarterly Report on Form 10-Q filed on August 2, 2022;

•
the historical audited consolidated financial statements for the Chief Sellers as of and for the year ended December 31, 2021, included in this document;

•
the historical audited statements of revenues and direct operating expenses for the Radler / Tug Hill Sellers for the year ended December 31, 2021, included in this document;

•
the historical unaudited condensed consolidated financial statements of Vine as of and for the nine months ended September 30, 2021, included in Chesapeake’s Final Prospectus filed pursuant to Rule 424(b)(3) dated January 6, 2022;

•
the historical financial activity of Vine for the month ended October 31, 2021, because the Vine Acquisition was completed on November 1, 2021;

•
the unaudited pro forma condensed combined statement of operations of Chesapeake for the nine months ended September 30, 2021 included in Chesapeake’s Final Prospectus filed pursuant to Rule 424(b)(3) dated January 6, 2022;

•
other information relating to Chesapeake, the Sellers and Vine contained in or incorporated by reference in this Registration Statement on Form S-4.

The pro forma statements of operations are presented to reflect the proposed warrant exchange, the Marcellus Acquisition, the Vine Acquisition and Chesapeake’s emergence from bankruptcy, and they do not represent what Chesapeake’s results of operations would have been had the proposed warrant exchange, the Marcellus Acquisition, the Vine Acquisition and Chesapeake’s emergence from bankruptcy occurred on the date noted above, nor do they project the results of operations of the combined company following the transactions. The pro forma statements of operations are intended to provide information about the continuing impact of the transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable as of the date of preparation as further described below. In the opinion of management, all adjustments necessary to present fairly the pro forma statements of operations have been made.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
					Transaction Adjustments
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chief Sellers Reclass Adjustments (Note 2)		Chief/ Tug Hill/ Radler Sellers Pro Forma Adjustments (Note 2)		Chesapeake Pro Forma Combined
Revenues and other:
Natural gas, oil and NGL	$4,704	$160	$4	$26	$—		$—		$4,894
Marketing	2,090	—	—	—	6	(a)	—		2,096
Sales of purchased natural gas	—	6	—	—	(6)	(a)	—		—
Natural gas and oil derivatives	(2,639)	—	—	—	(193)	(a)	—		(2,832)
Realized loss on commodity derivatives	—	(67)	—	—	67	(a)	—		—
Unrealized loss on commodity derivatives	—	(126)	—	—	126	(a)	—		—
Gains on sales of assets	300	—	—	—	—		—		300
Total revenues and other	4,455	(27)	4	26	—		—		4,458
Operating expenses:
Production	228	—	1	5	4	(a)	—		238
Cost of natural gas purchased	—	6	—	—	(6)	(a)	—		—
Lease operating expense	—	4	—	—	(4)	(a)	—		—
Gathering, processing and transportation	516	24	—	—	—		—		540
Severance and ad valorem taxes	120	—	—	—	—		—		120
Exploration	12	—	—	—	—		—		12
Marketing	2,079	—	—	—	6	(a)	—		2,085
General and administrative	62	11	—	—	—		—		73
Depreciation, depletion and amortization	860	23	—	—	—		32	(b)	915
Other operating expense (income)	31	—	—	—	—		(33)	(p)	(2)
Total operating expenses	3,908	68	1	5	—		(1)		3,981
Income (loss) from operations	547	(95)	3	21	—		1		477
Other income (expense):
Interest expense	(68)	(6)	—	—	—		6	(c)	(68)
Realized interest rate derivative loss	—	(1)	—	—	—		1	(d)	—
Unrealized interest rate derivative gain	—	4	—	—	—		(4)	(d)	—
Other income	25	1	—	—	—		—		26
Total other income (expense)	(43)	(2)	—	—	—		3		(42)
Income (loss) before income taxes	504	(97)	3	21	—		4		435
Income tax expense (benefit)	31	—	—	—	—		(6)	(e)	25
Net income (loss) available to common stockholders	$473	$(97)	$3	$21	$—		$10		$410
Earnings per common share:
Basic	$3.82								$3.22
Diluted	$3.25								$2.75
Weighted average common and common equivalent shares outstanding (in thousands):
Basic	123,826						3,495	(g)	127,321
Diluted	145,534						3,496	(g)	149,030
Assuming Exchange of 50% of Public Warrants
Earnings per common share:
Basic									$2.91	(f)
Diluted									$2.70	(f)
Assuming Exchange of All Public Warrants
Earnings per common share:
Basic									$2.66	(f)
Diluted									$2.65	(f)

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	Historical Predecessor (Jan. 1, 2021 through Feb. 9, 2021)	Historical Successor (Feb. 10, 2021 through Dec. 31, 2021)	Reorganization and Fresh Start Adjustments (Note 2)		Chesapeake Pro Forma	Vine Pro Forma (Jan 1, 2021 through Sep 30, 2021)	Vine Historical (Oct. 1, 2021 through Oct. 31, 2021)	Transaction Adjustments				Vine Pro Forma (Jan 1, 2021 through Oct 31, 2021)	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Transaction Adjustments				Chesapeake Pro Forma Combined
								Vine Reclass Adjustments (Note 2)		Vine Pro Forma Adjustments (Note 2)						Chief Sellers Reclass Adjustments (Note 2)		Chief/ Tug Hill/ Radler Sellers Pro Forma Adjustments (Note 2)
Revenues and other:
Natural gas, oil and NGL	$398	$4,401	$—		$4,799	$737	$132	$—		$—		$869	$631	$19	$120	$—		$—		$6,438
Marketing	239	2,263	—		2,502	—	—	—		—		—	—	—	—	119	(a)	—		2,621
Sales of purchased natural gas	—	—	—		—	—	—	—		—		—	119	—	—	(119)	(a)	—		—
Natural gas and oil derivatives	(382)	(1,127)	—		(1,509)	—	—	(918)	(a)	—		(918)	—	—	—	(375)	(a)	—		(2,802)
Realized loss on commodity derivatives	—	—	—		—	(145)	(86)	231	(a)	—		—	(156)	—	—	156	(a)	—		—
Unrealized loss on commodity derivatives	—	—	—		—	(784)	97	687	(a)	—		—	(219)	—	—	219	(a)	—		—
Gains on sales of assets	5	12	—		17	—	—	—		—		—	—	—	—	—		—		17
Total revenues and other	260	5,549	—		5,809	(192)	143	—		—		(49)	375	19	120	—		—		6,274
Operating expenses:
Production	32	297	—		329	53	6	—		—		59	—	6	34	17	(a)	—		445
Cost of natural gas purchased	—	—	—		—	—	—	—		—		—	114	—	—	(114)	(a)	—		—
Lease operating expense	—	—	—		—	—	—	—		—		—	23	—	—	(23)	(a)	—		—
Gathering, processing and transportation	102	780	—		882	83	9	—		—		92	161	—	—	—		—		1,135
Severance and ad valorem taxes	18	158			176	17	2	—		—		19	—	—	—	6	(a)	—		201
Exploration	2	7	—		9	1	—	—		—		1	—	—	—	10	(a)	—		20
Marketing	237	2,257	—		2,494	—	—	—		—		—	—	—	—	114	(a)	—		2,608
General and administrative	21	97	—		118	18	7	14	(a)	—		39	14	—	—	—		—		171
Stock-based compensation for Existing Management Owners	—	—	—		—	14	—	(14)	(a)	—		—	—	—	—	—		—		—
Separation and other termination costs	22	11	—		33	—	—	—		—		—	—	—	—	—		—		33
Depreciation, depletion and amortization	72	919	29	(h)	1,020	347	36	—		63	(b)	446	123	—	—	—		136	(b)	1,725
Impairments	—	1	—		1	—	—	—		—		—	—	—	—	—		—		1
Dry hole, well and lease abandonment, and impairment	—	—	—		—	—	—	—		—		—	10	—	—	(10)	(a)	—		—
Other operating (income) expense	(12)	84	—		72	—	—	—		—		—	—	—	—	—		33	(p)	105
Total operating expenses	494	4,611	29		5,134	533	60	—		63		656	445	6	34	—		169		6,444
Income (loss) from operations	(234)	938	(29)		675	(725)	83	—		(63)		(705)	(70)	13	86	—		(169)		(170)

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	Historical Predecessor (Jan. 1, 2021 through Feb. 9, 2021)	Historical Successor (Feb. 10, 2021 through Dec. 31, 2021)	Reorganization and Fresh Start Adjustments (Note 2)		Chesapeake Pro Forma	Vine Pro Forma (Jan 1, 2021 through Sep 30, 2021)	Vine Historical (Oct. 1, 2021 through Oct. 31, 2021)	Transaction Adjustments			Vine Pro Forma (Jan 1, 2021 through Oct 31, 2021)	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Transaction Adjustments			Chesapeake Pro Forma Combined
								Vine Reclass Adjustments (Note 2)	Vine Pro Forma Adjustments (Note 2)						Chief Sellers Reclass Adjustments (Note 2)	Chief/ Tug Hill/ Radler Sellers Pro Forma Adjustments (Note 2)
Other income (expense):
Interest expense	(11)	(73)	4	(i)	(80)	(80)	(7)	—	40	(l)	(47)	(22)	—	—	—	22	(c)	(127)
Realized interest rate derivative loss	—	—	—		—	—	—	—	—		—	(10)	—	—	—	10	(d)	—
Unrealized interest rate derivative gain	—	—	—		—	—	—	—	—		—	11	—	—	—	(11)	(d)	—
Loss on extinguishment of debt	—	—	—		—	(73)	—	—	—		(73)	—	—	—	—	—		(73)
Other income	2	31	—		33	—	—	—	—		—	7	—	—	—	—		40
Reorganization items, net	5,569	—	(5,569)	(j)	—	—	—	—	—		—	—	—	—	—	—		—
Total other income (expense)	5,560	(42)	(5,565)		(47)	(153)	(7)	—	40		(120)	(14)	—	—	—	21		(160)
Income (loss) before income taxes	5,326	896	(5,594)		628	(878)	76	—	(23)		(825)	(84)	13	86	—	(148)		(330)
Income tax expense (benefit)	(57)	(49)	57	(k)	(49)	11	—	—	(11)	(m)	—	—	—	—	—	—		(49)
Net income (loss)	5,383	945	(5,651)		677	(889)	76	—	(12)		(825)	(84)	13	86	—	(148)		(281)
Net loss attributable to noncontrolling interests	—	—	—		—	398	(35)	—	(363)	(n)	—	—	—	—	—	—		—
Net income (loss) available to common stockholders	$5,383	$945	$(5,651)		$677	$(491)	$41	$—	$(375)		$(825)	$(84)	$13	$86	$—	$(148)		$(281)
Earnings (loss) per common share:
Basic	$550.35	$9.29																$(2.22)
Diluted	$534.51	$8.12																$(2.22)
Weighted average common and common equivalent shares outstanding (in thousands):
Basic	9,781	101,754							15,400	(o)						9,442	(g)	126,596
Diluted	10,071	116,341							15,400	(o)						9,442	(g)	126,596
Assuming Exchange of 50% of Public Warrants
Loss per common share:
Basic																		$(2.45)	(f)
Diluted																		$(2.45)	(f)
Assuming Exchange of All Public Warrants
Loss per common share:
Basic																		$(2.63)	(f)
Diluted																		$(2.63)	(f)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) have been derived from the historical consolidated financial statements of Chesapeake, Vine, the Chief Sellers and the Radler / Tug Hill Sellers as well as the pro forma financial information included in Chesapeake’s Final Prospectus filed pursuant to Rule 424(b)(3) dated January 6, 2022 and Vine’s Final Prospectus filed pursuant to Rule 424(b)(4) filed on March 19, 2021, which give effect to the Vine Acquisition and the Brix Companies Acquisition, respectively. Certain of the Sellers’ and Vine’s historical amounts have been reclassified to conform to Chesapeake’s financial statement presentation. The pro forma statements of operations for the year ended December 31, 2021 and the six months ended June 30, 2022, give effect to the proposed exchange of public warrants, the Marcellus Acquisition, the Vine Acquisition and Chesapeake’s emergence from bankruptcy as if these transactions had been completed on January 1, 2021.
No pro forma balance sheet for Chesapeake giving effect to the Marcellus Acquisition, the Vine Acquisition or emergence from bankruptcy and application of fresh start accounting is presented herein because the effects are reflected in Chesapeake’s June 30, 2022 unaudited condensed consolidated balance sheet filed with the Securities and Exchange Commission on Form 10-Q on August 2, 2022. In addition, the accounting treatment for the exchange of public warrants for common stock would be recorded as a reclassification within additional paid-in capital, with an adjustment to common stock for the shares issued in the exchange. We do not expect the adjustment to common stock on the balance sheet to be material.
The pro forma statements of operations reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Chesapeake believes are reasonable; however, actual results may differ from those reflected in these statements. In Chesapeake’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following pro forma statements of operations do not purport to represent what the combined company’s financial position or results of operations would have been if the transactions had actually occurred on the date indicated above, nor are they indicative of Chesapeake’s future financial position or results of operations. These pro forma statements of operations and the accompanying notes should be read in conjunction with the previously filed pro forma information, historical consolidated financial statements and related notes of Chesapeake, the Sellers and Vine for the periods presented.
2.
Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma statements of operations:
(a)   The following reclassifications conform the Sellers’ and Vine’s historical financial information to Chesapeake’s financial statement presentation:
Chief Sellers Reclassification and Conforming Adjustments
Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2022
•
Reclassification of approximately $6 million of sales of purchased natural gas to marketing revenue to conform to Chesapeake’s presentation of marketing revenue.

•
Reclassification of approximately $67 million and $126 million from realized loss on commodity derivatives and unrealized loss on commodity derivatives, respectively, to conform to Chesapeake’s presentation of natural gas and oil derivatives.

•
Reclassification of approximately $4 million from lease operating expense to production expense to conform to Chesapeake’s presentation of production expense and ad valorem taxes.

•
Reclassification of approximately $6 million from cost of natural gas purchased to marketing expense to conform to Chesapeake’s presentation of marketing expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pro Forma Combined Statement of Operations for the Year Ended December 31, 2021
•
Reclassification of approximately $119 million of sales of purchased natural gas to marketing revenue to conform to Chesapeake’s presentation of marketing revenue.

•
Reclassification of approximately $156 million and $219 million from realized loss on commodity derivatives and unrealized loss on commodity derivatives, respectively, to conform to Chesapeake’s presentation of natural gas and oil derivatives.

•
Reclassification of approximately $17 million and $6 million from lease operating expense to production expense and severance and ad valorem taxes, respectively, to conform to Chesapeake’s presentation of production expense and ad valorem taxes.

•
Reclassification of approximately $114 million from cost of natural gas purchased to marketing expense to conform to Chesapeake’s presentation of marketing expense.

•
Reclassification of approximately $10 million from dry hole, well and lease abandonment, and impairment to exploration to conform to Chesapeake’s presentation of exploration expense.

Vine Reclassification and Conforming Adjustments
Pro Forma Combined Statement of Operations for the Year Ended December 31, 2021
•
Reclassification of approximately $231 million and $687 million from realized loss on commodity derivatives and unrealized loss on commodity derivatives, respectively, to conform to Chesapeake’s presentation of natural gas and oil derivatives.

•
Reclassification of approximately $14 million of incentive unit compensation to general and administrative expense.

(b)   Adjustment to reflect the change in depreciation, depletion and amortization resulting from the change in the basis of property and equipment.
(c)   Adjustment to eliminate interest expense related to long-term debt and notes payable as no debt was acquired related to the Marcellus Acquisition.
(d)   Adjustment to eliminate the realized interest rate derivative loss and unrealized interest rate derivative gain as no debt or interest rate derivatives were acquired related to the Marcellus Acquisition.
(e)   Adjustment to Chesapeake’s estimated income tax expense based on the pro forma net income before income taxes using Chesapeake’s estimated annual effective tax rate.
(f)   Reflects pro forma basic and diluted earnings per share assuming i) the exchange of 50% of outstanding public warrants, and ii) the exchange of all outstanding public warrants for Chesapeake’s common stock, assuming the public warrant exchange occurred on January 1, 2021.
When assuming the exchange of public warrants, pro forma basic earnings per share gives further effect to the issuance of Chesapeake’s common stock and the reduction in net income attributable to Chesapeake related to the excess in fair value of Chesapeake’s common stock exchanged for public warrants, which is treated as a deemed dividend. The following table sets forth a reconciliation of the numerators and the denominators used to compute pro forma basic and diluted earnings per share.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
	Chesapeake Pro Forma Combined Prior to Exchange of Public Warrants		Assuming Exchange of 50% of Public Warrants		Assuming Exchange of All Public Warrants
	Year Ended December 31, 2021	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2022
Numerator:
Net income (loss) available to Chesapeake	$(281)	$410	$(281)	$410	$(281)	$410
Excess fair value provided to warrant holders in public warrant exchange(1)	—	—	(62)	—	(123)	—
Net income (loss) available to common stockholders	$(281)	$410	$(343)	$410	$(404)	$410
Denominator (in thousands):
Weighted average common and common equivalent shares outstanding	126,596	127,321	126,596	127,321	126,596	127,321
Incremental common stock attributable to public warrant exchange	—	—	13,459	13,459	26,917	26,917
Weighted average common and common equivalent shares outstanding – basic	126,596	127,321	140,055	140,780	153,513	154,238
Weighted average common and common equivalent shares outstanding – diluted	126,596	149,030	140,055	151,841	153,513	154,652
Earnings (loss) per common share:
Basic	$(2.22)	$3.22	$(2.45)	$2.91	$(2.63)	$2.66
Diluted	$(2.22)	$2.75	$(2.45)	$2.70	$(2.63)	$2.65

(1)
Calculated using Chesapeake’s stock price (FMV using 10 day VWAP) and warrants’ exercise prices as of August 17, 2022.

(g)   Reflects Chesapeake’s shares issued in the Marcellus Acquisition.
(h)   Adjustment to depletion, depreciation and amortization expense to reflect the revaluation of Chesapeake’s property and equipment in accordance with fresh start accounting, assuming Chesapeake’s emergence from bankruptcy on January 1, 2021.
(i)   Reflects a reduction in interest expense as a result of the settlement of certain previously outstanding debt obligations through the issuance of equity in accordance with Chesapeake’s Fifth Amended Joint Chapter 11 Plan of Reorganization, assuming Chesapeake’s emergence from bankruptcy on January 1, 2021.
(j)   Reflects the elimination of reorganization items, net for the Historical Predecessor period from January 1, 2021 through February 9, 2021.
(k)   Adjustment to remove the income tax effect associated with the fair value adjustment of hedging settlements from accumulated other comprehensive income in accordance with fresh start accounting, assuming Chesapeake’s emergence from bankruptcy on January 1, 2021.
(l)   Reflects approximately $40 million net decrease in interest expense for the ten months ended October 31, 2021 related to the repayment and retirement of Vine’s second lien credit facility and the fair value adjustment of the unsecured senior notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(m)   The transactions had no impact to the combined income tax benefit as Chesapeake was in a full valuation allowance position in 2021. Further, we estimate that there would have been no impact to current tax expense as we believe if the transactions had occurred on January 1, 2021, Chesapeake would have generated a taxable loss in the current period.
(n)   Adjustment to eliminate Vine’s noncontrolling interest due to the acquisition of 100% of Vine’s equity.
(o)   Reflects Chesapeake’s shares issued to Vine’s shareholders.
(p)   Adjustment to reflect the nonrecurring transaction costs of approximately $33 million related to the Marcellus Acquisition, including underwriting, banking, legal and accounting fees that are not capitalized as part of the transaction, assuming the Marcellus Acquisition occurred on January 1, 2021. All nonrecurring costs associated with the Vine Acquisition are already included in Chesapeake’s historical 2021 statement of operations.
3.
Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma condensed combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2021, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2021. The pro forma reserve information set forth below gives effect to the Marcellus Acquisition as if the Marcellus Acquisition had been completed on January 1, 2021. The impact of the Vine Acquisition is reflected in Chesapeake’s historical reserve information as of December 31, 2021. The supplemental pro forma oil and natural gas reserves information have been prepared from Chesapeake’s previously filed historical reserve information included in its audited financial statements as of and for the year ended December 31, 2021 and the Sellers’ historical reserve information included in this document.
	Oil (mmbbls)
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
As of December 31, 2020	161.3	—	—	—	161.3
Extensions, discoveries and other additions	41.0	—	—	—	41.0
Revisions of previous estimates	33.3	—	—	—	33.3
Production	(25.9)	—	—	—	(25.9)
Sale of reserves-in-place	—	—	—	—	—
Purchase of reserves-in-place	—	—	—	—	—
As of December 31, 2021	209.7	—	—	—	209.7
Proved developed reserves:
December 31, 2020	158.1	—	—	—	158.1
December 31, 2021	165.7	—	—	—	165.7
Proved undeveloped reserves:
December 31, 2020	3.2	—	—	—	3.2
December 31, 2021	44.0	—	—	—	44.0

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
	Natural Gas (bcf)
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
As of December 31, 2020	3,530	2,659	79	506	6,774
Extensions, discoveries and other additions	1,744	315	9	80	2,148
Revisions of previous estimates	1,522	81	(3)	6	1,606
Production	(807)	(197)	(6)	(40)	(1,050)
Sale of reserves-in-place	—	—	—	—	—
Purchase of reserves-in-place	1,835	—	—	—	1,835
As of December 31, 2021	7,824	2,858	79	552	11,313
Proved developed reserves:
December 31, 2020	3,196	1,362	48	237	4,843
December 31, 2021	4,246	1,574	49	295	6,164
Proved undeveloped reserves:
December 31, 2020	334	1,297	31	269	1,931
December 31, 2021	3,578	1,284	30	257	5,149
	Natural Gas Liquids (mmbbls)
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
As of December 31, 2020	52.0	—	—	—	52.0
Extensions, discoveries and other additions	16.9	—	—	—	16.9
Revisions of previous estimates	21.1	—	—	—	21.1
Production	(8.0)	—	—	—	(8.0)
Sale of reserves-in-place	—	—	—	—	—
Purchase of reserves-in-place	—	—	—	—	—
As of December 31, 2021	82.0	—	—	—	82.0
Proved developed reserves:
December 31, 2020	51.4	—	—	—	51.4
December 31, 2021	61.7	—	—	—	61.7
Proved undeveloped reserves:
December 31, 2020	0.6	—	—	—	0.6
December 31, 2021	20.3	—	—	—	20.3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
	Total Reserves (mmboe)
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
As of December 31, 2020	802	443	13	85	1,343
Extensions, discoveries and other additions	348	53	2	13	416
Revisions of previous estimates	308	14	(1)	1	322
Production	(168)	(33)	(1)	(7)	(209)
Sale of reserves-in-place	—	—	—	—	—
Purchase of reserves-in-place	306	—	—	—	306
As of December 31, 2021	1,596	477	13	92	2,178
Proved developed reserves:
December 31, 2020	742	227	8	40	1,017
December 31, 2021	935	263	8	49	1,255
Proved undeveloped reserves:
December 31, 2020	60	216	5	45	326
December 31, 2021	661	214	5	43	923
The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of December 31, 2021 is as follows (in millions):
	As of December 31, 2021
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
Future cash inflows	$33,700	$6,835	$175	$1,216	$41,926
Future production costs	(6,735)	(480)	(25)	(107)	(7,347)
Future development costs	(3,687)	(551)	(14)	(109)	(4,361)
Future income tax expense	(2,254)	—	—	—	(2,254)
Future net cash flows	21,024	5,804	136	1,000	27,964
Less effect of a 10% discount factor	(8,737)	(2,988)	(69)	(507)	(12,301)
Standardized measure of discounted future net cash flows	$12,287	$2,816	$67	$493	$15,663

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2021 are as follows (in millions):
	Chesapeake Historical	Chief Sellers Historical	Tug Hill Sellers Historical	Radler Sellers Historical	Chesapeake Pro Forma Combined
Standardized measure, as of December 31, 2020	$3,086	$628	$19	$124	$3,857
Sales of oil and natural gas produced, net of production costs and gathering, processing and transportation	(3,414)	(447)	(13)	(86)	(3,960)
Net changes in prices and production costs	6,674	1,743	46	283	8,746
Extensions and discoveries, net of production and development costs	2,834	258	7	59	3,158
Changes in estimated future development costs	(459)	11	—	7	(441)
Previously estimated development costs incurred during the period	130	126	1	28	285
Revisions of previous quantity estimates	2,034	85	—	6	2,125
Purchase of reserves-in-place	2,807	—	—	—	2,807
Sales of reserves-in-place	—	—	—	—	—
Accretion of discount	309	63	2	12	386
Net changes in income taxes	(1,423)	—	—	—	(1,423)
Changes in production rates and other	(291)	349	5	60	123
Standardized measure, as of December 31, 2021	$12,287	$2,816	$67	$493	$15,663

MANAGEMENT
Directors and Executive Officers
The Company’s Directors and Executive Officers as of October 7, 2022 are listed in the table below. The business address for each such person is c/o Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 and the telephone number for each such person is (405) 848-8000:
Name	Position
Michael A. Wichterich	Executive Chairman and Director
Domenic J. Dell’Osso, Jr.	President, Chief Executive Officer and Director
Mohit Singh	Executive Vice President and Chief Financial Officer
Josh Viets	Executive Vice President and Chief Operating Officer
Benjamin E. Russ	Executive Vice President — General Counsel and Corporate Secretary
Timothy S. Duncan	Director
Benjamin C. Duster, IV	Director
Sarah A. Emerson	Director
Matthew M. Gallagher	Director
Brian Steck	Director

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such capital stock. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of our capital stock, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this Prospectus/Offers to Exchange forms a part.
The Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company provides that the Company is authorized to issue 495 million shares of capital stock, divided into two classes consisting of (a) 450 million shares of common stock, par value $0.01 per share, and (b) 45 million shares of preferred stock, par value $0.01 per share. As of August 17, 2022, there were 120,848,720 shares of Common Stock outstanding, held of record by 46 holders of Common Stock, no shares of preferred stock outstanding and 9,751,853, 12,290,669 and 11,269,865 Class A warrants, Class B warrants and Class C warrants, respectively, outstanding.
Common Stock
Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote.
Subject to the rights of any then-outstanding shares of preferred stock, the holders of Common Stock may receive such dividends as the Board may declare in its discretion out of legally available funds. Holders of Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.
Preferred Stock
The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof.
Warrants
Currently each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share, subject to certain adjustments. Warrants must be exercised for a whole share of Common Stock. The warrants will expire on February 9, 2026, or earlier upon liquidation.
The warrants have been issued in registered form pursuant to each applicable Warrant Agreement, by and between Equiniti Trust Company, as warrant agent, and us. You should review a copy of each applicable Warrant Agreement, which is filed as an exhibit to this Prospectus/Offers to Exchange, for a complete description of the terms and conditions applicable to the warrants. Each Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or to correct or supplement any defective provision, but any amendment, modification or waiver that adversely affects the interests of a holder of the applicable warrant disproportionally relative to any other holder in any material respect requires the approval of each affected warrant holder.

In addition, if we, at any time while the warrants are outstanding and unexpired, (i) declare a dividend or make a distribution on our Common Stock in Common Stock, (ii) split, subdivide, recapitalize, restructure or reclassify the outstanding Common Stock into a greater number of shares of Common Stock or effect a similar transaction or (iii) combine, recapitalize, restructure or reclassify the outstanding Common Stock into a smaller number of shares of Common Stock or effect a similar transaction, the number of shares of Common Stock issuable upon exercise of a warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, recapitalization, restructuring, reclassification or similar transaction shall be proportionately adjusted so that the applicable warrant holder, after such date, shall be entitled to purchase the number of shares of Common Stock which such warrant holder would have owned or been entitled to receive on such date had such applicable warrants been exercised immediately prior to such date. In such event, the exercise price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, recapitalization, restructuring, reclassification or similar transaction shall be adjusted to the number obtained by dividing (x) the product of (i) the number of shares of Common Stock issuable upon the exercise of a warrant before such adjustment and (ii) the exercise price in effect immediately prior to the record date or effective date, as the case may be, for such dividend, distribution, split, subdivision, combination, recapitalization, restructuring, reclassification or similar transaction giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon exercise of the applicable warrants determined pursuant to the immediately preceding sentence.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Certain Anti-Takeover Provisions
Oklahoma General Corporation Act
Some provisions of Oklahoma law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.
Number and Election of Directors
The Bylaws provide that the Board shall be comprised of no less than three and no more than 10 directors, with the number of directors to be fixed from time to time by resolution adopted by the Board.
Calling of Special Meetings of Shareholders
The Bylaws provide that special meetings of shareholders may be called only by (i) the chairman of the Board, (ii) the chief executive officer or the president of the Company, (iii) the Board acting pursuant to a resolution adopted by a majority of the directors of the Board then in office or (iv) the secretary of the Company upon the delivery of a written request to the Company by the holders of at least 35% of the voting power of the Company’s then outstanding capital stock in the manner provided in the Bylaws.
Amendments to the Certificate of Incorporation and Bylaws
The Certificate of Incorporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the shares of the Company’s then outstanding capital stock entitled to vote thereon, except that the affirmative vote of the holders of at least sixty percent (60%) of the voting power of the Company’s then outstanding capital stock entitled to vote is required to amend, repeal, or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X or XI of the Certificate of Incorporation.
The Bylaws may be adopted, repealed, altered, amended or rescinded by either the Board or the affirmative vote of the holders of at least a majority of the shares of the Company’s then outstanding capital stock entitled to vote thereon (a “Shareholder Adopted Bylaw”), except that Section 5.8, Section 5.9 and Article VII of the Bylaws may not be amended by the Board or by a Shareholder Adopted Bylaw without the approval of sixty percent (60%) of the voting power of the then outstanding shares of the Company’s capital stock entitled to vote at an election of directors. In addition, any Shareholder Adopted Bylaw that is approved by sixty percent (60%) or more of the voting power of the Company’s then outstanding capital stock entitled to vote at an election of directors (a “Supermajority Bylaw”) may only be amended, altered or repealed by the affirmative vote of holders of at least sixty percent (60%) of the voting power of the Company’s then outstanding capital stock entitled to vote at an election of directors, and the Board may not adopt any new Bylaw, or amend, alter or repeal any existing Bylaw, if such adoption, amendment, alteration or repeal would be directly contrary to a Supermajority Bylaw.
Other Limitations on Shareholder Actions
Advance notice is required for shareholders to nominate directors or to submit proposals for consideration at meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. The Bylaws specify in detail the requirements as to form and content of all shareholder notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting. The Bylaws also describe certain criteria for when shareholder-requested meetings need not be held.
Directors may be removed from office at any time by the affirmative vote of holders of at least a majority of the outstanding shares of common stock entitled generally to vote in the election of directors.
Newly Created Directorships and Vacancies on the Board
Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled by a majority vote of the directors then in office, even if less than a quorum, and the directors so chosen shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Authorized but Unissued Shares
The Company’s authorized but unissued shares of common stock are available for future issuance. The Company may use these additional shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the state courts within the State of Oklahoma (or, if no such state court has jurisdiction, the United States District Court for the Western District of Oklahoma) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or shareholders to the Company or to the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Oklahoma General Corporation Act, the Certificate of Incorporation or the

Bylaws (as each may be amended from time to time), or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine.
The foregoing descriptions of the Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2 and incorporated herein by reference.
Transfer Agent and Warrant Agent
Equiniti Trust Company is the transfer agent and registrar for our Common Stock and warrant agent for our warrants. We have agreed to indemnify Equiniti Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing of Securities
Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on NASDAQ under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively.

LEGAL MATTERS
The validity of our Common Stock covered by this Prospectus/Offers to Exchange has been passed upon for us by Derrick & Briggs, LLP, Oklahoma City, Oklahoma. Certain tax matters have been opined upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer managers by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The financial statements of Chesapeake Energy Corporation (Successor) and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus/Offers to Exchange by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy on February 9, 2021 as described in Note 2 to the financial statements thereto) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Chesapeake Energy Corporation (Predecessor) incorporated in this Prospectus/Offers to Exchange by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy on February 9, 2021 as described in Note 2 to the financial statements thereto) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The balance sheets of Vine Energy Inc. as of December 31, 2020 and 2019 incorporated by reference in this Prospectus/Offers to Exchange have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheets are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Vine Oil and Gas LP as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this Prospectus/Offers to Exchange have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The combined financial statements of Brix Oil & Gas LP and Harvest Royalties Holdings LP as of and for the years ended December 31, 2020 and 2019, incorporated in this Prospectus/Offers to Exchange have been audited by Deloitte & Touche LLP, independent auditor, as stated in their report. Such combined financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The audited consolidated financial statements of Chief E&D Holdings, LP incorporated by reference in this Prospectus/Offers to Exchange have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The statements of revenues and direct operating expenses associated with certain gas and oil properties acquired by Chesapeake Energy Corporation from Radler 2000 Limited Partnership for the years ended December 31, 2021 and 2020 incorporated in this Prospectus/Offers to Exchange by reference have been audited by Whitley Penn LLP, independent auditors, as stated in its report. Such statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The statements of revenues and direct operating expenses associated with certain gas and oil properties acquired by Chesapeake Energy Corporation from Tug Hill Marcellus, LLC for the years ended December 31, 2021 and 2020 incorporated in this Prospectus/Offers to Exchange by reference have been audited by

Whitley Penn LLP, independent auditors, as stated in its report. Such statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Certain estimates of our net natural gas and oil reserves and related information included or incorporated by reference in this Prospectus/Offers to Exchange have been derived from reports prepared by LaRoche Petroleum Consultants, Ltd. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained in its reports.
Certain estimates of our net natural gas and oil reserves and related information included or incorporated by reference in this Prospectus/Offers to Exchange have been derived from reports prepared by Netherland, Sewell & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained in its reports.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offers to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
THIS PROSPECTUS/OFFERS TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS/OFFERS TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS/OFFERS TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFERS TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFERS TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFERS TO EXCHANGE. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.
We incorporate information into this Prospectus/Offers to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offers to Exchange, except to the extent superseded by information contained in this Prospectus/Offers to Exchange or by information contained in documents filed with the SEC after the date of this Prospectus/Offers to Exchange. This Prospectus/Offers to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022, including the information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2022;

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the description of our Common Stock contained in our Form 8-A filed on February 9, 2021, including any amendment to that Form 8-A that we may file in the future for the purpose of updating the description of our Common Stock;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 6, 2022 and August 2, 2022, respectively;

•
our Current Reports on Form 8-K filed with the SEC on January 25, 2022 (two filings), March 9, 2022 (as amended on May 18, 2022), June 9, 2022, August 18, 2022, August 31, 2022 and September 12, 2022;

•
the historical audited balance sheets of Vine Energy Inc. as of December 31, 2020 and December 31, 2019, the historical audited financial statements of Vine Oil & Gas LP as of and for the years ended December 31, 2020 and 2019 and the historical audited combined financial statements of Brix Oil and Gas Holdings LP and Harvest Royalty Holdings LP as of and for the years ended December 31, 2020 and 2019 included in Annex E to our Registration Statement on Form S-4 initially filed on September 1, 2021 and declared effective on October 1, 2021; and
•
the historical unaudited condensed financial statements of Vine Energy Inc. as of and for the nine months ended September 30, 2021 and 2020 and the unaudited pro forma condensed combined financial statements of Chesapeake Energy Corporation as of and for the nine months ended September 30, 2021, each as contained in the post-effective Amendment No. 1 to our Registration Statement on Form S-3 filed on December 23, 2021.

The prospective financial information incorporated by reference in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, Deloitte & Touche LLP, Grant Thornton LLP and Whitley Penn LLP have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information and, accordingly, PricewaterhouseCoopers LLP, Deloitte & Touche LLP, Grant Thornton LLP and Whitley Penn LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this document relate to the previously issued financial statements of the Company. The Deloitte & Touche LLP reports incorporated by reference in this document relate to the previously issued financial statements of Vine Energy, Inc., Vine Oil & Gas LP, Brix Oil and Gas Holdings LP and Harvest Royalty Holding LP. The Grant Thornton LLP report incorporated by reference in this document relates to the previously issued financial statements of Chief E&D Holdings, LP. The Whitley Penn LLP reports incorporated by reference in this document relate to the previously issued financial statements of Radler 2000 Limited Partnership and Tug Hill Marcellus, LLC. The PricewaterhouseCoopers LLP, Deloitte & Touche LLP, Grant Thornton LLP and Whitley Penn LLP reports do not extend to the prospective financial information and should not be read to do so. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.
We hereby further incorporate by reference into this Prospectus/Offers to Exchange, but not the Schedule TO, additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this Prospectus/Offers to Exchange until the termination of the Offers and after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this Prospectus/Offers to Exchange is a part (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this Prospectus/Offers to Exchange but not delivered with this Prospectus/Offers to Exchange (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000

CHESAPEAKE ENERGY CORPORATION
Offers to Exchange Class A Warrants, Class B Warrants, and Class C Warrants to Acquire Shares of Common Stock of
Chesapeake Energy Corporation
for
Shares of Common Stock of Chesapeake Energy Corporation
PROSPECTUS
The exchange agent for the Offers is:
Equiniti Trust Company
By Mail
Equiniti Trust Company
Shareowner Services
Voluntary Corporate Actions
P.O. Box 64858
St. Paul, Minnesota 55164-0858
Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus/Offers to Exchange and the Letter of Transmittal may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offers.
The information agent for the Offers is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders, Banks and Brokers
Call: 1 (212) 269-5550
Call Toll-Free: 1 (877) 732-3617
Email: chk@dfking.com
The dealer managers for the Offers are:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: Mahir Chadha
Telephone: (212) 723-7914
Cowen and Company, LLC
599 Lexington Avenue
New York, New York 10022
Attention: General Counsel
Telephone: (646) 562-1010
Intrepid Partners, LLC
1201 Louisiana Street, Suite 600
Houston, Texas 77002
Attention: Chief Operating Officer
Telephone: (713) 292-0863